Exhibit 2.01

[Execution Version]

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

by and between

CAROLINA TRUST BANCSHARES, INC.

and

CLOVER COMMUNITY BANKSHARES, INC.

Dated as of June 14, 2018

i

4.17	Privacy of Customer Information.	31
4.18	Legal Proceedings.	31
4.19	Reports.	31
4.20	Internal Control.	31
4.21	Loans to, and Transactions with, Executive Officers and Directors.	32
4.22	Approvals.	32
4.23	Takeover Laws and Provisions.	32
4.24	Brokers and Finders; Opinion of Financial Advisor.	33
4.25	Board of Directors Recommendation.	33
4.26	Statements True and Correct.	33
4.27	Delivery of Clover Disclosure Memorandum.	34
4.28	No Additional Representations.	34

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF BUYER		34

5.1	Organization, Standing, and Power.	34
5.2	Authority of Buyer; No Breach By Agreement.	35
5.3	Capital Stock.	36
5.4	Buyer Subsidiaries.	36
5.5	Exchange Act Filings; Securities Offerings; Financial Statements.	37
5.6	Absence of Undisclosed Liabilities.	38
5.7	Absence of Certain Changes or Events.	39
5.8	Tax Matters.	39
5.9	Assets.	41
5.10	Compliance with Laws.	43
5.11	Employee Benefit Plans.	44
5.12	Privacy of Customer Information	47
5.13	Legal Proceedings.	47
5.14	Reports.	48
5.15	Internal Control.	48
5.16	Approvals.	48
5.17	Takeover Laws and Provisions.	49
5.18	Brokers and Finders.	49
5.19	Available Consideration.	49
5.20	Statements True and Correct.	49
5.21	No Additional Representations.	50

ARTICLE 6 CONDUCT OF BUSINESS PENDING CONSUMMATION		50

6.1	Affirmative Covenants of Clover and Buyer.	50
6.2	Negative Covenants of Clover.	51
6.3	Negative Covenants of Buyer.	54
6.4	Control of the Other Party’s Business	55
6.5	Adverse Changes in Condition.	55
6.6	Reports.	56
6.7	Buyer Entity Use and Disclosure of IIPI	56

ARTICLE 7 ADDITIONAL AGREEMENTS		56

7.1	Shareholder Approvals.	56

7.2	Registration of Buyer Common Stock.	59
7.3	Other Offers, etc.	60
7.4	Consents of Regulatory Authorities.	61
7.5	Agreement as to Efforts to Consummate.	61
7.6	Investigation and Confidentiality.	61
7.7	Press Releases.	63
7.8	Charter Provisions.	63
7.9	Employee Benefits and Contracts.	63
7.10	Conversion Bonus Plan.	65
7.11	[Reserved].	65
7.12	Indemnification.	65
7.13	Support Agreements.	67
7.14	Tax Covenants of Buyer	67

ARTICLE 8 CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE		67

8.1	Conditions to Obligations of Each Party.	67
8.2	Conditions to Obligations of Buyer.	69
8.3	Conditions to Obligations of Clover.	70

ARTICLE 9 TERMINATION		72

9.1	Termination.	72
9.2	Effect of Termination	73
9.3	Termination Fee.	73
9.4	Non-Survival of Representations and Covenants.	74

ARTICLE 10 MISCELLANEOUS		74

10.1	Definitions.	74
10.2	Expenses.	86
10.3	Brokers and Finders.	86
10.4	Entire Agreement.	87
10.5	Amendments.	87
10.6	Waivers.	87
10.7	Assignment.	88
10.8	Notices.	88
10.9	Governing Law.	89
10.10	Counterparts.	89
10.11	Captions; Articles and Sections.	89
10.12	Interpretations.	89
10.13	Enforcement of Agreement.	90
10.14	Severability.	90

LIST OF EXHIBITS

Exhibit	Description

A	Form of Bank Merger Agreement

B	Form of Support Agreement

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”), dated as of June 14, 2018, is by and between Carolina Trust BancShares, Inc., a North Carolina corporation (“Buyer”), and Clover Community Bankshares, Inc., a South Carolina corporation (“Clover”).  Capitalized terms used in this Agreement but not defined elsewhere herein shall have the meanings assigned to them in Section 10.1 hereof.

Recitals

WHEREAS, the respective boards of directors of Buyer and Clover have determined that it is in the best interests of their respective companies and shareholders for Clover to merge with and into Buyer, with Buyer being the surviving entity (the “Merger”) pursuant to the terms of this Agreement and have unanimously approved the Merger, upon the terms and subject to the conditions set forth in this Agreement, whereby the issued and outstanding shares of Clover Common Stock at the Effective Time will be converted into the right to receive the Merger Consideration from Buyer;

WHEREAS, the board of directors of Clover has recommended that Clover’s shareholders approve this Agreement and the transactions contemplated hereby (the “Clover Recommendation”);

WHEREAS, the board of directors of Buyer has recommended that Buyer’s shareholders approve this Agreement and the transactions contemplated hereby;

WHEREAS, as a material inducement and as additional consideration to Buyer to enter into this Agreement, each of the directors and executive officers of Clover and Clover Bank have entered into a voting agreement with Buyer as of the date hereof (each a “Support Agreement” and collectively, the “Support Agreements”), in the form attached hereto as Exhibit B, pursuant to which each such person has agreed, among other things, to vote all shares of Clover Common Stock and Clover Preferred Stock owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Merger is subject to the approvals of the shareholders of Clover and Buyer, regulatory agencies, and the satisfaction of certain other conditions described in this Agreement;

WHEREAS, Buyer and Clover desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

WHEREAS, Buyer and Clover intend, (i) for federal income tax purposes, that the Merger qualify as a “reorganization” described in Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); (ii) that this Agreement constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the regulations promulgated under the Code; and (iii) that Buyer and Clover will each be a “party to the reorganization” within the meaning of Section 368(a) of the Code.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1
 MERGER AND REORGANIZATION

1.1         Merger.

Subject to the terms and conditions of this Agreement, at the Effective Time, Clover shall merge with and into Buyer pursuant to and with the effect provided in Chapter 11 of the South Carolina Business Corporation Act of 1988 (the “SCBCA”) and Article 11 of the North Carolina Business Corporation Act (the “NCBCA”).  Buyer shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the Laws of the State of North Carolina.  The Merger shall be consummated in accordance with the terms and subject to the conditions of this Agreement.

1.2         Time and Place of Closing.

The closing of the transactions contemplated hereby (the “Closing”) will take place at 10:00 a.m. Eastern Time on the date that the Effective Time occurs, or at such other time as the Parties, acting through their authorized officers, may mutually agree.  The Closing shall be held at such location as may be mutually agreed upon by the Parties and may be effected by electronic or other transmission of signature pages, as mutually agreed upon.

1.3         Effective Time.

The Merger shall be consummated by filing Articles of Merger reflecting the Merger (the “Articles of Merger”) with the Secretary of State of South Carolina and with the North Carolina Department of the Secretary of State.  The Merger shall become effective (the “Effective Time”) when the Articles of Merger have been filed with the Secretary of State of South Carolina and with the North Carolina Department of the Secretary of State or at such later time as may be mutually agreed upon by Buyer and Clover and specified in the Articles of Merger.  Subject to the terms and conditions hereof, unless otherwise mutually agreed upon by the authorized officers of each Party, the Parties shall use their reasonable best efforts to cause the Effective Time to occur within five (5) business days of the last of the following dates to occur: (a) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger or the Bank Merger, (b) the date on which the shareholders of Clover approve this Agreement, (c) the date on which the shareholders of Buyer approve this Agreement, or (d) the satisfaction or, to the extent applicable, waiver of the conditions precedent set forth in Article VIII; provided, however, if the Effective Time would otherwise occur in the last fifteen (15) days of any fiscal quarter of Buyer, Buyer may, in its sole discretion, postpone the Effective Time until the first business day of the next calendar month following the fiscal quarter in which the Effective Time would otherwise have occurred.

1.4         Restructure of Transactions.

Buyer shall have the right to revise the structure of the Merger contemplated by this Agreement by merging Clover directly with and into a subsidiary of Buyer, provided, that no such revision to the structure of the Merger (a) shall result in any changes in the amount or type of consideration which the holders of shares of Clover Common Stock are entitled to receive under this Agreement, (b) would unreasonably impede or delay consummation of the Merger, or (c) imposes any less favorable terms or conditions on Clover or Clover Bank.  In such event, Buyer will give written notice to Clover in the manner provided in Section 10.8, which notice shall be in the form of a proposed amendment to this Agreement or in the form of an Amended and Restated Agreement and Plan of Merger, and the addition of such other exhibits hereto as are reasonably necessary or appropriate to effect such change.

1.5         Bank Merger.

Concurrently with or as soon as practicable after the execution and delivery of this Agreement, Carolina Trust Bank (“Buyer Bank”), a North Carolina state-chartered commercial bank and wholly owned subsidiary of Buyer, and Clover Community Bank (“Clover Bank”), a South Carolina state-chartered commercial bank and wholly owned subsidiary of Clover, shall enter into the Agreement and Plan of Reorganization and Bank Merger, in the form attached hereto as Exhibit A, with such changes thereto as Buyer and Clover shall mutually agree (the “Bank Merger Agreement”), pursuant to which Clover Bank will merge with and into Buyer Bank (the “Bank Merger”), with Buyer Bank as the surviving bank in the Bank Merger.  The Bank Merger shall not occur prior to the Effective Time.

1.6         Tax Treatment of the Merger.

It is intended by the Parties that the Merger constitute a “reorganization” within the meaning of Section 368(a) of the Code.  The Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).  The Parties agree to cooperate and use their best efforts in order to qualify the transactions contemplated herein as a reorganization under Section 368(a)(1)(A) of the Code, to not take any action that could reasonably be expected to cause the Merger to fail to so qualify, and to report the Merger for federal, state and any local income Tax purposes in a manner consistent with such characterization.

ARTICLE 2
 TERMS OF MERGER

2.1         Articles of Incorporation.

The articles of incorporation of Buyer in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation until otherwise duly amended or repealed.

2.2         Bylaws.

The bylaws of Buyer in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until otherwise duly amended or repealed.

2.3         Directors and Officers.

(a)           The directors of Buyer in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Surviving Corporation’s bylaws, until the earlier of their resignation or removal or otherwise ceasing to be a director.  The officers of Buyer in office immediately prior to the Effective Time, together with such additional persons as may thereafter be appointed, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Surviving Corporation’s bylaws, until the earlier of their resignation or removal or otherwise ceasing to be an officer.

(b)           Prior to the Effective Time, Buyer shall take all action necessary to cause Buyer Bank to appoint two (2) non-employee members of Clover’s board of directors, as identified by Buyer, to the board of directors of Buyer Bank, to be effective immediately following the Effective Time (each such Clover director, a “Clover Appointee”).  Buyer also agrees to nominate for election by shareholders (through action of its nominating committee and subject to such individual’s satisfaction of applicable requirements of Regulatory Authorities and the bylaws of Buyer) one of the Clover Appointees for election to the board of directors of Buyer at Buyer’s 2019 annual meeting of shareholders.  During the period from the Effective Time of the Merger until Buyer’s 2019 annual meeting of shareholders, Buyer shall grant board observation rights to one of the Clover Appointees, such that the designated Clover Appointee shall be entitled to attend Buyer board meetings and receive the same type of information received by members of Buyer’s board of directors (provided, such information shall in no event include any information that Buyer is prohibited from sharing with non-board members under applicable Law (such as, to the extent applicable, any confidential, supervisory information relating to Buyer)).

(c)           It is anticipated that the directors of Clover in office immediately prior to the Effective Time (and who are not appointed to Buyer’s or Buyer Bank’s board of directors) will be invited to serve as Buyer Bank’s local advisory board and shall be entitled to receive advisory board fees consistent with Buyer Bank’s standard compensation policies for a period of not less than two (2) years.

ARTICLE 3
 MANNER OF CONVERTING SHARES

3.1         Effect on Clover Common Stock.

(a)          At the Effective Time, in each case subject to Sections 3.1(d) and 3.2, by virtue of the Merger and without any action on the part of the Parties, each share of Clover Common Stock that is issued and outstanding immediately prior to the Effective Time (other than the Extinguished Shares and shares of Clover Common Stock that are owned by holders of Clover Common Stock properly exercising their dissenters’ rights pursuant to Sections 33-13-101 through 33-13-310 of the SCBCA (the “Dissenter Shares”)) shall be converted into the right to receive either: (i) cash in the amount of $22.00 (the “Cash Consideration”), less any applicable withholding Taxes; or (ii) a number of duly authorized, validly issued, fully paid and non-assessable shares of Buyer Common Stock equal to the Exchange Ratio (the “Stock Consideration”) (items (i) or (ii) are referred to herein individually as the “Per Share Purchase Price” and collectively as the “Merger Consideration”).  The “Exchange Ratio” shall be 2.7181 shares of Buyer Common Stock per share of Clover Common Stock.

(b)          At the Effective Time, all shares of Clover Common Stock shall no longer be outstanding, shall automatically be cancelled and retired, and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Clover Common Stock or Clover Preferred Stock (the “Certificates”) shall thereafter represent only the right to receive the Per Share Purchase Price; provided, that any Dissenter Shares shall thereafter represent only the right to receive payment as set forth in Section 3.7.

(c)          If, prior to the Effective Time, the outstanding shares of Clover Common Stock, the outstanding shares of Clover Preferred Stock or the outstanding shares of Buyer Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or if a record date prior to the Effective Time has been established with respect to any such change in capitalization, then an appropriate and proportionate adjustment shall be made to the Per Share Purchase Price.  For the avoidance of doubt, Buyer shall have the right to grant additional stock options or other equity-based awards under its existing equity-based compensation plans (“Buyer Awards”) without triggering an adjustment to the Per Share Purchase Price under this Section 3.1(c), and the exercise by any holder of an option, warrant or other Right to acquire shares of Buyer Common Stock shall require no adjustment hereunder.

(d)          Each share of Clover Common Stock issued and outstanding immediately prior to the Effective Time and owned by any of the Parties or their respective Subsidiaries (in each case other than shares of Clover Common Stock held on behalf of third parties or as a result of debts previously contracted) shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be cancelled and retired without payment of any consideration therefor, and cease to exist (the “Extinguished Shares”).

(e)          The Parties acknowledge that each share of Clover Preferred Stock issued and outstanding as of immediately prior to the Effective Time shall automatically convert into one share of Clover Common Stock immediately prior to the Effective Time in accordance with the articles of incorporation of Clover.  For the avoidance of doubt, at the Effective Time, such converted shares shall be treated as shares of Clover Common Stock under this Agreement (including, without limitation, with respect to the payment of the Merger Consideration and the shareholder election rights provided under and in accordance with this Article 3).

3.2         Election and Proration Procedures.

(a)          As promptly as practicable after the Effective Time, but in any event no later than five (5) business days after the Effective Time, an election form (an “Election Form”), together with the transmittal materials described in Section 3.3 below, shall be mailed to each holder of Clover Common Stock of record at the Effective Time (including, for the avoidance of doubt, holders of Clover Preferred Stock whose shares automatically convert into Clover Common Stock at the Effective Time) by the exchange agent selected by Buyer and reasonably acceptable to Clover (the “Exchange Agent”).  Clover shall provide all information reasonably necessary for the Exchange Agent to perform its obligations as specified herein.

(b)          Subject to the provisions of this Article 3 (including, without limitation, Sections 3.2(d) and (e)), each Election Form shall entitle the holder of Clover Common Stock (or the beneficial owner through appropriate and customary documentation and instructions) to elect to receive (i) the Cash Consideration for all of such holder’s shares (a “Cash Election”), (ii) the Stock Consideration for all of such holder’s shares (a “Stock Election”), (iii) a mixture of Cash Consideration and Stock Consideration in such proportion as the holder shall elect for all of such holder’s shares (a “Mixed Election”), or (iv) make no election (a “Non-Election”).  Holders of record of Clover Common Stock who hold such shares as nominees, trustees or in other representative capacity (a “Holder Representative”) may submit multiple Election Forms, provided that such Holder Representative certifies that each such Election Form covers all of the shares of Clover Common Stock held by that Holder Representative for a particular beneficial owner.  The shares of Clover Common Stock as to which a Cash Election has been made (including pursuant to a Mixed Election) are referred to herein as “Cash Election Shares” and the aggregate number thereof is referred to as the “Cash Election Number”.  The shares of Clover Common Stock as to which a Stock Election has been made (including pursuant to a Mixed Election) are referred to herein as “Stock Election Shares” and the aggregate number thereof is referred to herein as the “Stock Election Number.”  Shares of Clover Common Stock as to which no election has been made (or as to which an Election Form is not properly completed or returned in a timely fashion, together with all Certificates (if shares are held in certificated form)) are referred to as “Non-Election Shares.”

(c)          To be effective, a properly completed Election Form must be received by the Exchange Agent on or before 5:00 p.m., Eastern Time, on such date as the Parties may mutually agree (the “Election Deadline”), which, in no event, shall be later than forty-five (45) calendar days following the Effective Time.  An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline.  An Election Form shall be deemed properly completed only if accompanied by one or more Certificates representing all shares of Clover Common Stock covered by such Election Form (or customary affidavits and bond of indemnity regarding the loss or destruction of such Certificates), together with duly completed transmittal materials.  For the holders of Clover Common Stock who make a Non-Election, subject to Section 3.2(e), Clover shall have the authority to determine the type of consideration constituting the Per Share Purchase Price to be exchanged for the Non-Election Shares.  Any Clover shareholder may at any time prior to, but not after, the Election Deadline change such holder’s election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Election Form.  Any Clover shareholder may, at any time prior to the Election Deadline, revoke such holder’s election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of such holder’s Certificates.  All elections shall be revoked automatically if the Exchange Agent is notified in writing by either Party that this Agreement has been terminated pursuant to the applicable Section of Article 9 of this Agreement.  If a Clover shareholder either (i) does not submit a properly completed Election Form by the Election Deadline, or (ii) revokes its Election Form prior to the Election Deadline but does not submit a new properly executed Election Form prior to the Election Deadline, the shares of Clover Common Stock held by such Clover shareholder shall be designated as Non-Election Shares.  Subject to the terms of this Agreement and the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive.

(d)          The number of whole shares of Clover Common Stock to be converted into the right to receive the Cash Consideration shall be equal as nearly as possible to twenty percent (20)% of the number of shares of Clover Common Stock outstanding immediately prior to the Effective Time (the “Aggregate Cash Limit”), and the number of whole shares of Clover Common Stock to be converted into the right to receive the Stock Consideration shall be equal as nearly as possible to eighty percent (80)% of the number of shares of Clover Common Stock outstanding immediately prior to the Effective Time (the “Aggregate Stock Limit”).

(e)          Within five (5) business days after the Election Deadline, Buyer shall cause the Exchange Agent to effect the allocation among holders of Clover Common Stock of rights to receive the Per Share Purchase Price and to distribute such as follows:

(i)          if the Cash Election Number exceeds the Aggregate Cash Limit, then all Stock Election Shares and all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and each Cash Election Share shall be converted into the right to receive (A) the Cash Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (1) the number of Cash Election Shares held by such holder by (2) a fraction, the numerator of which is the Aggregate Cash Limit and the denominator of which is the Cash Election Number, and (B) the Stock Consideration for those Cash Election Shares which were not converted into the right to receive Cash Consideration as a result of the Cash Election Number exceeding the Aggregate Cash Limit;

(ii)         if the Stock Election Number exceeds the Aggregate Stock Limit, then all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and each Stock Election Share shall be converted into the right to receive (A) the Stock Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (1) the number of Stock Election Shares held by such holder by (2) a fraction, the numerator of which is the Aggregate Stock Limit and the denominator of which is the Stock Election Number, and (B) the Cash Consideration for those Stock Election Shares which were not converted into the right to receive Stock Election Shares as a result of the Stock Election Number exceeding the Aggregate Stock Limit; and

(iii)        if the Cash Election Number and the Stock Election Number do not exceed the Aggregate Cash Limit and the Aggregate Stock Limit, respectively, then (A) all Cash Election Shares shall be converted into the right to receive the Cash Consideration, (B) all Stock Election Shares shall be converted into the right to receive the Stock Consideration, and (C) all Non-Election Shares shall be converted into the right to receive the Cash Consideration and/or the Stock Consideration such that the aggregate number of shares of Clover Common Stock entitled to receive the Cash Consideration is equal to the Aggregate Cash Limit and the aggregate number of shares of Clover Common Stock entitled to receive the Stock Consideration is equal to the Aggregate Stock Limit.

(iv)        Notwithstanding the formulae set forth in the preceding subsections of this Section 3.2(e), Buyer and the Exchange Agent may adjust the calculations contained therein or apply an alternative allocation procedure (provided that such adjustments or alternative allocation procedures are done proportionately and in a manner deemed by Buyer and Exchange Agent to be fair and reasonable to Clover’s shareholders that would be affected thereby) to achieve the intended result set forth in Section 3.2(d) regarding proration of the Merger Consideration between Cash Consideration and Stock Consideration.

3.3         Exchange Procedures.

(a)          Promptly after the Effective Time, Buyer shall deposit with the Exchange Agent, for exchange in accordance with this Section 3.3, the Merger Consideration and cash in an aggregate amount sufficient for payment in lieu of fractional shares of Buyer Common Stock to which holders of Clover Common Stock may be entitled pursuant to Section 3.6 (collectively, the “Exchange Fund”).  In the event the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made by the Exchange Agent hereunder (including pursuant to Section 3.6), Buyer shall promptly make available to the Exchange Agent the amounts so required to satisfy such payment obligations in full.  The Exchange Agent shall deliver the Merger Consideration and cash in lieu of any fractional shares of Buyer Common Stock out of the Exchange Fund.  Except as contemplated by this Section 3.3 and Section 3.6, the Exchange Fund will not be used for any other purpose.

(b)          Unless different timing is agreed to by Buyer and Clover, as soon as reasonably practicable after the Effective Time, but in any event no more than five (5) business days after the Effective Time, Buyer shall cause the Exchange Agent to mail to the former shareholders of Clover appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or other instruments theretofore representing shares of Clover Common Stock shall pass, only upon proper delivery of such Certificates or other instruments to the Exchange Agent).  In the event of a transfer of ownership of shares of Clover Common Stock represented by one or more Certificates that are not registered in the transfer records of Clover, the Per Share Purchase Price payable for such shares as provided in Sections 3.1 and 3.2 may be issued to a transferee if the Certificate or Certificates representing such shares are delivered to the Exchange Agent, accompanied by all documents required to evidence such transfer and by evidence reasonably satisfactory to the Exchange Agent that such transfer is proper and that any applicable stock transfer taxes have been paid.  In the event any Certificate representing Clover Common Stock shall have been lost, mutilated, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen, mutilated, or destroyed and the posting by such person of a bond in such amount as Buyer (or the Exchange Agent) may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, mutilated, stolen, or destroyed Certificate the Per Share Purchase Price as provided for in Sections 3.1 and 3.2.  The Exchange Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate.  Buyer shall pay all charges and expenses, including those of the Exchange Agent in connection with the distribution of the Merger Consideration as provided in Sections 3.1 and 3.2.  Buyer or its Exchange Agent will maintain a book entry list of Buyer Common Stock to which each former holder of Clover Common Stock is entitled.  Certificates evidencing Buyer Common Stock into which Clover Common Stock has been converted will not be issued.  The shares of Buyer Common Stock to which each former holder of Clover Common Stock is entitled will not be restricted securities, as such term is used in Rule 144 promulgated under the Securities Act, and the shares of Buyer Common Stock into which Clover Common Stock has been converted will not require a restrictive legend under the Securities Act (except to the extent the holder is an “affiliate” of Buyer, as such term is defined in Rule 144, and the shares of Buyer Common Stock are considered to be “control securities,” as interpreted under Rule 144).

(c)          Unless different timing is agreed to by Buyer and Clover, after the Effective Time, each holder of shares of Clover Common Stock (other than Extinguished Shares and Dissenter Shares) issued and outstanding at the Effective Time shall surrender the Certificate or Certificates representing such shares to the Exchange Agent (to the extent such shares are held in certificated form) and shall promptly upon surrender thereof receive in exchange therefor the Per Share Purchase Price provided in Sections 3.1 and 3.2, without interest, pursuant to this Section 3.3.  The Certificate or Certificates of Clover Common Stock so surrendered shall be duly endorsed as the Exchange Agent may reasonably require.  With respect to shares held in certificated form, Buyer shall not be obligated to deliver the Per Share Purchase Price to which any former holder of Clover Common Stock is entitled as a result of the Merger until such holder surrenders such holder’s Certificate or Certificates (or affidavit of loss and indemnity bond in lieu thereof as provided in Section 3.3(b)) for exchange as provided in this Section 3.3.  Similarly, no dividends or other distributions in respect of the Buyer Common Stock shall be paid to any holder of any unsurrendered Certificate or Certificates until such Certificate or Certificates (or affidavit of loss and indemnity bond in lieu thereof as provided in Section 3.3(b)) are surrendered for exchange as provided in this Section 3.3.  Any other provision of this Agreement notwithstanding, neither any Buyer Entity, nor any Clover Entity, nor the Exchange Agent shall be liable to any holder of Clover Common Stock for any amounts paid or properly delivered in good faith to a public official pursuant to any applicable abandoned property, escheat, or similar Law.

(d)          Each of Buyer and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Clover Common Stock such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local, or foreign Tax Law or by any Governmental Authority.  To the extent that any amounts are so withheld by Buyer, the Surviving Corporation, or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Clover Common Stock, as applicable in respect of which such deduction and withholding was made by Buyer, the Surviving Corporation, or the Exchange Agent, as the case may be.

(e)          Any portion of the Merger Consideration and cash delivered to the Exchange Agent by Buyer pursuant to Section 3.3(a) that remains unclaimed by the holder of shares of Clover Common Stock for six months after the Effective Time (as well as any proceeds from any investment thereof) shall be delivered by the Exchange Agent to Buyer.  Any holder of shares of Clover Common Stock who has not theretofore complied with Section 3.3(c) shall thereafter look only to Buyer for the consideration deliverable in respect of each share of Clover Common Stock such holder holds as determined pursuant to this Agreement without any interest thereon.  If outstanding Certificates for shares of Clover Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such shares of Buyer Common Stock and cash would otherwise escheat to or become the property of any Governmental Authority, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable Law, become the property of Buyer (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any person previously entitled to such property.  Neither the Exchange Agent nor any Party to this Agreement shall be liable to any holder of stock represented by any Certificate for any consideration paid to a Governmental Authority pursuant to applicable abandoned property, escheat or similar Laws.  Buyer and the Exchange Agent shall be entitled to rely upon the stock transfer books of Clover to establish the identity of those persons entitled to receive the Merger Consideration specified in this Agreement, which books shall be conclusive with respect thereto.  In the event of a dispute with respect to ownership of stock represented by any Certificate or Certificates, Buyer and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

(f)           Adoption of this Agreement by the shareholders of Clover shall constitute ratification of the appointment of the Exchange Agent.

3.4         Effect on Buyer Common Stock.

At and after the Effective Time, each share of Buyer Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Corporation and shall not be affected by the Merger.

3.5         Rights of Former Clover Shareholders.

At the Effective Time, the stock transfer books of Clover shall be closed as to holders of Clover Common Stock and no transfer of Clover Common Stock by any holder of such shares shall thereafter be made or recognized.  Until surrendered for exchange in accordance with the provisions of Section 3.3, each Certificate theretofore representing shares of Clover Common Stock (other than Certificates representing Extinguished Shares and Dissenter Shares), shall from and after the Effective Time represent for all purposes only the right to receive the Per Share Purchase Price, without interest, as provided in this Article 3.

3.6         Fractional Shares.

Notwithstanding any other provision of this Agreement, each holder of shares of Clover Common Stock exchanged pursuant to the Merger, who would otherwise have been entitled to receive a fraction of a share of Buyer Common Stock (after taking into account all Certificates delivered by such holder), shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (a) the fraction of a share of Buyer Common Stock to which such holder would otherwise have been entitled, and (b) the average of the closing sale prices of Buyer Common Stock as reported on the Nasdaq Stock Market for the twenty (20) consecutive full trading days ending at the trading day immediately prior to the Closing Date.  No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

3.7         Dissenting Shareholders.

Any holder of shares of Clover Common Stock who perfects such holder’s dissenters’ rights in accordance with and as contemplated by Sections 33-13-101 through 33-13-310 of the SCBCA shall be entitled to receive from the Surviving Corporation, in lieu of the Per Share Purchase Price, the value of such shares as to which dissenters’ rights have been perfected in cash as determined pursuant to such provisions of law; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with all applicable provisions of such law, and surrendered to Clover or the Surviving Corporation the certificate or certificates representing the shares for which payment is being made.  In the event that, after the Effective Time, a dissenting shareholder of Clover fails to perfect, or effectively withdraws or loses such holder’s right to appraisal of and payment for such holder’s Dissenter Shares, Buyer or the Surviving Corporation shall deliver to such holder of shares of Clover Common Stock the Per Share Purchase Price (without interest) in respect of such shares upon surrender by such holder of the certificate or certificates representing such shares of Clover Common Stock held by such holder.

ARTICLE 4
 REPRESENTATIONS AND WARRANTIES OF CLOVER

Clover represents and warrants to Buyer, except as set forth on the Clover Disclosure Memorandum, as follows:

4.1         Organization, Standing, and Power.

Clover is a corporation duly organized, validly existing, and in good standing under the Laws of the State of South Carolina and is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended (the “BHCA”).  Clover Bank is a state- chartered commercial bank duly organized, validly existing and in good standing under the laws of the State of South Carolina.  Each of Clover and Clover Bank has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Assets.  Each of Clover and Clover Bank is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for jurisdictions where the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Clover Material Adverse Effect.  The minute book, articles of incorporation, bylaws and other organizational documents for each of Clover and Clover Bank have been made available to Buyer for its review and are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect all amendments thereto.  Clover Bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act of 1950, as amended, and applicable regulations thereunder, and the deposits held by Clover Bank are insured, up to the applicable limits, by the FDIC’s Deposit Insurance Fund.

4.2         Authority of Clover; No Breach By Agreement.

(a)          Clover has the corporate power and authority necessary (i) to execute, deliver, and, other than with respect to the Merger, perform this Agreement, and (ii) with respect to the Merger, upon the approval of the Merger, including any approvals referred to in Sections 8.1(b) and 8.1(c) and by Clover’s shareholders in accordance with this Agreement and the SCBCA, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Clover, subject to the approval of this Agreement by the holders of two-thirds of the outstanding shares of Clover Common Stock and Clover Preferred Stock, voting together as a single class in accordance with the terms of the Clover articles of incorporation and bylaws, which is the only Clover shareholder vote required for approval of this Agreement and consummation of the Merger (the “Requisite Clover Shareholder Approval”).  Subject to any approvals referred to in Sections 8.1(b) and 8.1(c) and receipt of such Requisite Clover Shareholder Approval, this Agreement represents a legal, valid, and binding obligation of Clover, enforceable against Clover in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b)          Neither the execution and delivery of this Agreement by Clover, nor the consummation by Clover and Clover Bank of the transactions contemplated hereby, nor compliance by Clover and Clover Bank with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Clover’s articles of incorporation or bylaws or the articles of incorporation or bylaws of any Clover Subsidiary or any resolution adopted by the board of directors or the shareholders of any Clover Entity, or (ii) except as disclosed in Section 4.2(b) of the Clover Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any material Asset of any Clover Entity under, any material Contract or any material Permit of any Clover Entity, or (iii) subject to receipt of the requisite Consents referred to in Section 8.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Clover Entity or any of their respective material Assets (including any Buyer Entity or any Clover Entity becoming subject to or liable for the payment of any Tax on any Assets owned by any Buyer Entity or any Clover Entity being reassessed or revalued by any Regulatory Authority).

(c)          Except for (i) the filing of applications and notices with, and approval of such applications and notices from, the Federal Reserve, the FDIC, the South Carolina State Board of Financial Institutions, and the North Carolina Commissioner of Banks, (ii) the filing of any other required applications, filings, or notices with any other federal or state banking, insurance, or other Regulatory Authorities, self-regulatory authorities, or any courts, administrative agencies or commissions or other Governmental Authorities and approval of or non-objection to such applications, filings and notices, (iii) the filing with the SEC of a registration statement on Form S-4 (the “Registration Statement”) in which the joint proxy statement relating to Clover’s Shareholders’ Meeting and Buyer’s Shareholders’ Meeting to be held in connection with this Agreement and the transactions contemplated by this Agreement (the “Joint Proxy Statement/Prospectus”) will be included, and declaration of effectiveness of the Registration Statement, (iv) the filing of the Articles of Merger with the Secretary of State of South Carolina and the North Carolina Department of the Secretary of State, (v) any consents, authorizations, approvals, filings, or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the Merger, regulation of broker-dealers, investment advisers or transfer agents, and federal commodities laws relating to the regulation of futures commission merchants and the rules and regulations thereunder and of any applicable industry self-regulatory organization, and the rules and regulations of the Nasdaq Stock Market, (vi) any filings or notices that are required under consumer finance, mortgage banking and other similar laws, and (vii) notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if any, no consents or approvals of or filings or registrations with any Governmental Authority are necessary in connection with the consummation by Clover and Clover Bank of the Merger and the other transactions contemplated by this Agreement.  No consents or approvals of or filings or registrations with any Governmental Authority are necessary in connection with the execution and delivery by Clover of this Agreement.

4.3         Capital Stock.

(a)          The authorized capital stock of Clover consists of 10,000,000 shares of Clover Common Stock, of which 863,776 shares are issued and outstanding as of the date of this Agreement, and 15,000,000 shares of preferred stock, of which 113,125 shares are designated as Series A Preferred Stock, no par value per share (the “Clover Preferred Stock”) are issued and outstanding as of the date of this Agreement.  Clover has no other issued and outstanding shares of preferred stock other than the 113,125 shares of Clover Preferred Stock.  All of the issued and outstanding shares of capital stock of Clover are duly and validly issued and outstanding and are fully paid and nonassessable.  None of the outstanding shares of capital stock of Clover has been issued in violation of any preemptive rights of the current or past shareholders of Clover.  Included at Section 4.3 of the Clover Disclosure Memorandum is a true, complete, and accurate list of the holders of record of all outstanding Clover securities as of the date indicated on the list (which date, in any event, shall be within 10 days of the date of this Agreement) showing name, address, and securities held by each such holder.

(b)          There are no shares of capital stock or other equity securities of Clover reserved for issuance.

(c)          Except as specifically set forth in this Section 4.3, there are no shares of Clover capital stock or other equity securities of Clover outstanding, and there are no outstanding Rights with respect to any Clover securities or any right or privilege (whether pre-emptive or contractual) capable of becoming a Contract or Right for the purchase, subscription, exchange, or issuance of any securities of Clover.

4.4         Clover Subsidiaries.

Clover has no Subsidiaries except as set forth in Section 4.4 of the Clover Disclosure Memorandum, and Clover owns all of the equity interests in each of its Subsidiaries.  No capital stock (or other equity interest) of any such Subsidiary is or may become required to be issued (other than to another Clover Entity) by reason of any Rights, and there are no Contracts by which any such Subsidiary is bound to issue (other than to another Clover Entity) additional shares of its capital stock (or other equity interests) or Rights or by which any Clover Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of any such Subsidiary (other than to another Clover Entity).  There are no Contracts relating to the Rights of any Clover Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of any such Subsidiary.  All of the shares of capital stock (or other equity interests) of each Subsidiary are fully paid and nonassessable and are owned directly or indirectly by Clover free and clear of any Lien.  Each Subsidiary is duly qualified or licensed to transact business as a foreign entity in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed.  The articles of incorporation, bylaws and other organizational documents for the Subsidiaries have been made available to Buyer for its review, and are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto.

4.5         Securities Offerings; Financial Statements.

(a)          Each offering or sale of securities by Clover (i) was either registered under the Securities Act or made pursuant to a valid exemption from registration under the Securities Act, (ii) complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws, except for immaterial “blue sky” filings, including disclosure and broker/dealer registration requirements, and (iii) was made pursuant to offering documents which did not, at the time of the offering (or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in the offering documents or necessary in order to make the statements in such documents, in light of the circumstances under which they were made, not misleading.  Neither Clover nor any Clover Subsidiary is required to file any Exchange Act Documents.

(b)         Each of the Clover Financial Statements (including, in each case, any related notes) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements), fairly presented in accordance with GAAP the consolidated financial position of Clover and its Subsidiaries as of the respective dates and the consolidated results of operations and cash flows for the periods indicated, including the fair values of the assets and liabilities shown therein, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

(c)          Clover’s independent registered public accountants, which have expressed their opinion with respect to the Clover Financial Statements and its Subsidiaries (including the related notes), have audited Clover’s year-end financial statements, and have reviewed Clover’s interim financial statements, that are included in the Clover Financial Statements.  Section 4.5(c) of the Clover Disclosure Memorandum lists all non-audit services performed by Clover’s independent registered public accountants for Clover or Clover Bank.

4.6         Absence of Undisclosed Liabilities.

Neither Clover nor any of its Subsidiaries has incurred any material liability or obligation of any nature whatsoever (whether absolute, accrued, contingent, determined, determinable, or otherwise and whether due or to become due), except for (i) those liabilities that are reflected or reserved against on the audited consolidated balance sheet of Clover for the year ended December 31, 2017 (including any notes thereto), (ii) liabilities incurred in the ordinary course of business consistent in nature and amount with past practice since December 31, 2017, or (iii) liabilities incurred in connection with this Agreement and the transactions contemplated hereby.  Neither Clover nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among Clover and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangement”), where the result, purpose or intended effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Clover or any of its Subsidiaries in Clover’s or such Subsidiary’s financial statements.

4.7         Absence of Certain Changes or Events.

Except as disclosed in the Clover Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 4.7 of the Clover Disclosure Memorandum, from December 31, 2017 through the date of this Agreement (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Clover Material Adverse Effect, (ii) none of the Clover Entities has taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any covenants and agreements of Clover provided in this Agreement, and (iii) since December 31, 2017, the Clover Entities have conducted their respective businesses in the ordinary course of business consistent with past practice.  Section 4.7 of the Clover Disclosure Memorandum sets forth attorneys’ fees, investment banking fees, accounting fees and other costs or fees of Clover and its Subsidiaries that, based upon reasonable inquiry, are expected to be paid or accrued through the Effective Time in connection with the transactions contemplated by this Agreement.

4.8         Tax Matters.

Except as set forth in Section 4.8 of the Clover Disclosure Memorandum:

(a)          All Clover Entities have timely filed with the appropriate Taxing Authorities all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed, and such Tax Returns are correct and complete in all material respects.  None of the Clover Entities is the beneficiary of any extension of time within which to file any Tax Return.  All material Taxes of the Clover Entities to the extent due and payable (whether or not shown on any Tax Return) have been fully and timely paid.  There are no Liens for any material Taxes (other than a Lien for current tax year real property or ad valorem Taxes not yet due and payable) on any of the Assets of any of the Clover Entities.  No written claim has ever been made by any Taxing Authority in a jurisdiction where any Clover Entity does not file a Tax Return that such Clover Entity may be subject to Taxes by that jurisdiction.

(b)          None of the Clover Entities has received any written notice of assessment or proposed assessment in connection with any Taxes.  There are no ongoing or pending disputes, claims, audits, or examinations regarding any Taxes of any Clover Entity, any Tax Returns of any Clover Entity, or the assets of any Clover Entity.  No officer or employee responsible for Tax matters of any Clover Entity expects any Taxing Authority to assess any additional material Taxes for any period for which Tax Returns have been filed.  No issue has been raised by a Taxing Authority in any prior examination of any Clover Entity, which, by application of the same or similar principles, could be expected to result in a proposed material deficiency for any subsequent taxable period.  None of the Clover Entities has waived or extended any statute of limitations in respect of any Taxes or agreed to a Tax assessment or deficiency.

(c)          Each Clover Entity has complied in all material respects with all applicable Laws relating to the withholding of Taxes and the payment thereof to appropriate Taxing Authorities, including, but not limited to, Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Code or similar provisions under state, local or foreign Tax Law.

(d)          The unpaid Taxes of each Clover Entity (i) did not, as of the most recent fiscal month end, materially exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) for such Clover Entity and (ii) do not materially exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the Clover Entities in filing their Tax Returns.

(e)          Except as described in Section 4.8(e) of the Clover Disclosure Memorandum, none of the Clover Entities is a party to any Tax allocation or sharing agreement, and none of the Clover Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Clover) or has any Tax Liability of any Person (other than Clover or any of its Subsidiaries) under Treasury Regulation Section 1.1502‑6 or any similar provision of state, local or foreign Law, or as a transferee or successor, by Contract or otherwise.

(f)           During the five-year period ending on the date hereof, none of the Clover Entities was a “distributing corporation” or a “controlled corporation” as defined in, and in a transaction intended to be governed by Section 355 of the Code.

(g)          Neither Clover nor Clover Bank has taken any action, failed to take any action, or has Knowledge of any fact that would be reasonably expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(h)          Except as disclosed in Section 4.8(h) of the Clover Disclosure Memorandum, none of the Clover Entities has made any payments, is obligated to make any payments, or is a party to any Contract that could obligate it to make any payments for which a deduction could be disallowed by reason of Sections 280G of the Code, or which could be subject to withholding under Section 4999 of the Code.  None of the Clover Entities has been or will be required to include any adjustment in taxable income for any Tax period (or portion thereof) ending after the day of the Effective Time pursuant to Section 481 of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Closing.  There is no material taxable income of Clover that will be required under applicable Tax Law to be reported by Buyer, for a taxable period beginning after the Closing Date which taxable income was realized prior to the Closing Date.  Any net operating losses of the Clover Entities disclosed in Section 4.8(h) of the Clover Disclosure Memorandum are not subject to any limitation on their use under the provisions of Sections 382 or 269 of the Code or any other provisions of the Code or the Treasury Regulations dealing with the utilization of net operating losses other than any such limitations as may arise as a result of the consummation of the transactions contemplated by this Agreement.

(i)           Each Clover Entity is in compliance in all material respects with, and its records contain all information and documents (including properly completed IRS Forms W‑9) necessary to comply in all material respects with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code.

(j)           No Clover Entity is subject to any private letter ruling of the IRS or comparable rulings of any Taxing Authority.

(k)          No property owned by any Clover Entity is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Code and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, (iii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iv) “limited use property” within the meaning of IRS Revenue Procedure 76-30, (v) subject to Section 168(g)(1)(A) of the Code, or (vi) subject to any provision of state, local or foreign Law comparable to any of the provisions listed above in this paragraph.

(l)           No Clover Entity has any “corporate acquisition indebtedness” within the meaning of Section 279 of the Code.

(m)         Clover has disclosed on its federal income Tax Returns all positions taken therein that are reasonably believed to give rise to substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

(n)          No Clover Entity has participated in any reportable transaction, as defined in code Section 6707A(c)(1) or Treasury Regulation Section 1.6011-4(b)(1).

(o)          Clover has made available to Buyer complete copies of (i) all federal, state, local, and foreign income or franchise Tax Returns of the Clover Entities relating to the taxable periods since December 31, 2014 and for any taxable period prior to such date for which the applicable statute of limitations has not yet expired, and (ii) any audit report issued within the last three years relating to any Taxes due from or with respect to the Clover Entities.

(p)          No Clover Entity nor any other Person on its behalf has (i) filed a consent pursuant to Section 341(f) of the Code (as in effect prior to the repeal under the Jobs and Growth Tax Reconciliation Act of 2003) or agreed to have Section 341(f)(2) of the Code (as in effect prior to the repeal under the Jobs and Growth Tax Reconciliation Act of 2003) apply to any disposition of a subsection (f) asset (as such term is defined in former Section 341(f)(4) of the Code) owned by any Clover Entity, (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law with respect to the Clover Entities, or (iii) granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

(q)          No Clover Entity has, or ever had, a permanent establishment in any country other than the United States, or has engaged in a trade or business in any country other than the United States that subjected it to tax in such country.

(r)           No Clover Entity has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

For purposes of this Section 4.8, any reference to Clover or any Clover Entity shall be deemed to include any Person that merged with or was liquidated into or otherwise combined with Clover or a Clover Entity prior to the Effective Time.

4.9         Allowance for Loan Losses; Loan and Investment Portfolio, etc.

(a)          Clover’s allowance for loan losses is, and has been since January 1, 2017, in material compliance with Clover’s methodology for determining the adequacy of its allowance for loan losses as well as the standards established by applicable Governmental Authorities and the Financial Accounting Standards Board in all material respects.

(b)          As of the date hereof, all loans, discounts and leases (in which any Clover Entity is lessor) reflected on the Clover Financial Statements were, and with respect to the consolidated balance sheets delivered as of the dates subsequent to the execution of this Agreement will be as of the dates thereof, (i) at the time and under the circumstances in which made, made for good, valuable and adequate consideration in the ordinary course of business and, to the Knowledge of Clover, are the legal and binding obligations of the obligors thereof, (ii) evidenced by genuine notes, agreements, or other evidences of indebtedness, and (iii) to the extent secured, have, to the Knowledge of Clover, been secured by valid liens and security interests which have been perfected.  Accurate lists of all loans, discounts, other real estate owned, and financing leases as of December 31, 2017 and on a monthly basis thereafter, and of the investment portfolios of each Clover Entity as of such date, have been or will be made available to Buyer.  Except as specifically set forth in Section 4.9(b) of the Clover Disclosure Memorandum, neither Clover nor Clover Bank is a party to any written or oral loan agreement, note, or borrowing arrangement, including any loan guaranty, that was, as of the most recent month-end (A) delinquent by more than thirty (30) days in the payment of principal or interest, (B) otherwise in material Default for more than thirty (30) days, (C) classified as “substandard,” “doubtful,” “loss,” “other assets especially mentioned” or any comparable classification by Clover or by any applicable Regulatory Authority, (D) an obligation of any director, executive officer or ten percent (10%) shareholder of any Clover Entity who is subject to Regulation O of the Federal Reserve Board (12 C.F.R. Part 215), or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing, or (E) in material violation of any Law.

(c)          All securities held by Clover or Clover Bank, as reflected in the consolidated balance sheets of Clover included in the Clover Financial Statements, are carried in accordance with GAAP.  Except as disclosed in Section 4.9(c) of the Clover Disclosure Memorandum and except for pledges to secure public deposits, borrowings from the Federal Reserve, and Federal Home Loan Bank advances, to the Knowledge of Clover, none of the securities reflected in the Clover Financial Statements as of December 31, 2017, and none of the securities since acquired by Clover or Clover Bank is subject to any restriction, whether contractual or statutory, which impairs the ability of Clover or Clover Bank to freely dispose of such security at any time, other than those restrictions imposed on securities held to maturity under GAAP, pursuant to a clearing agreement or in accordance with laws.

(d)          All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Clover’s own account, or for the account of Clover Bank, or its customers (all of which were disclosed in Section 4.9(d) of the Clover Disclosure Memorandum), were entered into (i) in the ordinary and usual course of business consistent with past practice and in compliance with all applicable laws, rules, regulations and regulatory policies, and (ii) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of Clover or Clover Bank, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect.  Neither Clover nor Clover Bank, nor to the Knowledge of Clover any other party thereto, is in breach of any material obligation under any such agreement or arrangement.

4.10       Assets.

(a)          Except as disclosed in Section 4.10(a) of the Clover Disclosure Memorandum or as disclosed or reserved against in the Clover Financial Statements delivered prior to the date of this Agreement, the Clover Entities have good and marketable title, free and clear of all Liens except those permitted in Section 4.10(e), to all of their respective Assets.  In addition, to the Knowledge of Clover, all tangible properties used in the businesses of the Clover Entities are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with Clover’s past practices.

(b)          All Assets that are material to Clover’s business, held under leases or subleases by any of the Clover Entities, are held under valid Contracts enforceable in accordance with their respective terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought), and to the Knowledge of Clover, each such Contract is in full force and effect.

(c)          The Clover Entities currently maintain insurance, including bankers’ blanket bonds, with insurers of recognized financial responsibility, in such amounts as management of Clover has reasonably determined to be prudent.  None of the Clover Entities has received written notice from any insurance carrier that (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, (ii) premium costs with respect to such policies of insurance will be substantially increased, or (iii) similar coverage will be denied or limited or not extended or renewed with respect to any Clover Entity, any act or occurrence, or that any Asset, officer, director, employee or agent of any Clover Entity will not be covered by such insurance or bond.  Except as disclosed in Section 4.10(c) of the Clover Disclosure Memorandum, there are presently no claims for amounts exceeding $50,000 individually or in the aggregate pending under such policies of insurance or bonds, and no written notices of claims in excess of such amounts have been given by any Clover Entity under such policies.  Clover has made no claims, and no claims are contemplated to be made, under its directors’ and officers’ errors and omissions or other insurance or bankers’ blanket bond.

(d)          The Assets of the Clover Entities include all material Assets required by the Clover Entities to operate the business of the Clover Entities as presently conducted.  All real and personal property which is material to the business of the Clover Entities that is leased or licensed by them is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought) and, to the Knowledge of Clover, such leases and licenses will not terminate or lapse prior to the Effective Time or thereafter by reason of completion of any of the transactions contemplated hereby.  To the Knowledge of Clover, all improved real property owned or leased by the Clover Entities is in material compliance with all applicable laws, including zoning laws and the Americans with Disabilities Act of 1990.

(e)          Each Clover Entity has fee simple title to all the real property assets reflected in the latest audited balance sheet included in the Clover Financial Statements as being owned by a Clover Entity (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Clover Realty”), free and clear of all Liens of any nature whatsoever, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property or ad valorem taxes not yet delinquent (or being contested in good faith and for which adequate reserves have been established), (iii) easements, rights of way and other similar encumbrances and matters of record that do not materially adversely affect the use of the properties or assets subject thereto or affected thereby as used by a Clover Entity on the date hereof or otherwise materially impair business operations at such properties, as conducted by a Clover Entity on the date hereof and (iv) such imperfections or irregularities of title or Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties as used on the date hereof.

(f)           To the Knowledge of Clover, the Clover Realty is in material compliance with all applicable building, fire, zoning (or are legal nonconforming uses allowed under applicable zoning ordinances) and other applicable laws, ordinances and regulations and with all deed restrictions of record, no written notice of any material violation or material alleged violation thereof has been received in the past three years that has not been resolved, and there are no proposed changes therein that would materially and adversely affect the Clover Realty or its uses.  Clover has no Knowledge of any proposed or pending change in the zoning of, or of any proposed or pending condemnation proceeding with respect to, any of the Clover Realty which may materially and adversely affect the Clover Realty or the current use by a Clover Entity thereof.

4.11       Intellectual Property.

Except as disclosed in Section 4.11 of the Clover Disclosure Memorandum, each Clover Entity owns or has a license to use all of the Intellectual Property used by such Clover Entity in the course of its business, including sufficient rights in each copy possessed by each Clover Entity.  Each Clover Entity is the owner of or has a license to any Intellectual Property sold or licensed to a third party by such Clover Entity in connection with such Clover Entity’s business operations, and such Clover Entity has the right to convey by sale or license any Intellectual Property so conveyed.  To the Knowledge of Clover, no Clover Entity is in material Default under any of its Intellectual Property licenses.  No proceedings have been instituted, or are pending or to the Knowledge of Clover threatened, which challenge the rights of any Clover Entity with respect to Intellectual Property used, sold, or licensed by such Clover Entity in the course of its business, nor has any person claimed or alleged that any Clover Entity has misappropriated any rights to such Intellectual Property.  To the Knowledge of Clover, the conduct of the business of the Clover Entities does not infringe any Intellectual Property of any other person.  Except as disclosed in Section 4.11 of the Clover Disclosure Memorandum, no Clover Entity is obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property, other than any license or maintenance fees specified in a license agreement with such party.  Clover does not have any Contracts with its directors, officers, or employees which require such officer, director, or employee to assign any interest in any Intellectual Property to a Clover Entity and to keep confidential any trade secrets, proprietary data, customer information, or other business information of a Clover Entity, and to the Knowledge of Clover, no such officer, director, or employee is party to any Contract with any Person other than a Clover Entity which requires such officer, director, or employee to assign any interest in any Intellectual Property to any Person other than a Clover Entity or to keep confidential any trade secrets, proprietary data, customer information, or other business information of any Person other than a Clover Entity.  To the Knowledge of Clover, no officer, director, or employee of any Clover Entity is party to any confidentiality, nonsolicitation, noncompetition, or other Contract which restricts or prohibits such officer, director, or employee from engaging in activities competitive with any Person, including any Clover Entity.

4.12       Environmental Matters.

(a)          Clover has delivered, or caused to be delivered or made available to Buyer true and complete copies of all environmental site assessments, test results, analytical data, boring logs, permits for storm water, wetlands fill, or other environmental permits for construction of any building, parking lot, or other improvement, and other environmental reports and studies as they exist in the possession or control of any Clover Entity relating to its Participation Facilities and Operating Properties.  To the Knowledge of Clover, there are no material violations of Environmental Laws on properties that secure loans made by Clover or Clover Bank.

(b)          Each Clover Entity, its Participation Facilities, and its Operating Properties are, and have been, in compliance with Environmental Laws and Permits in all material respects

(c)          There is no Litigation pending, and Clover has received no notice of any threatened environmental enforcement action, investigation, or Litigation before any Governmental Authority or other forum in which any Clover Entity or any of its Participation Facilities or Operating Properties (or Clover in respect of such Participation Facility or Operating Property) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance with or Liability under any Environmental Law, or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material at a site currently or formerly owned, leased, or operated by any Clover Entity or any of its Participation Facilities or Operating Properties.

(d)          To the Knowledge of Clover, during and prior to the period of (i) any Clover Entity’s ownership or operation of any of their respective current properties, (ii) any Clover Entity’s participation in the management of any Participation Facility, or (iii) any Clover Entity’s holding of a security interest in, or ownership or operation of, any Operating Property, there have been no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, or affecting such properties.  To the Knowledge of Clover, during and prior to the period of (i) Clover Entity’s ownership or operation of any of their respective current properties, (ii) any Clover Entity’s participation in the management of any Participation Facility, or (iii) any Clover Entity’s holding of a security interest in any Operating Property, there have been no material violations of any Environmental Laws with respect to such properties, including but not limited to unauthorized alterations of wetlands.

(e)          Notwithstanding any other provision herein, the representations and warranties contained in Section 4.12(a) to (d) above constitute the sole representations and warranties of each Clover Entity with respect to their compliance, or the compliance of their Operating Properties and Participation Facilities, or any properties now or previously owned or operated, with Environmental Laws or Permits or with respect to the presence of Hazardous Material.

4.13       Compliance with Laws.

(a)          Clover is a bank holding company duly registered and in good standing as such with the Federal Reserve.  Clover Bank is a state-chartered commercial bank in good standing with the South Carolina State Board of Financial Institutions.

(b)          Compliance with Permits, Laws and Orders.

(i)          Each of the Clover Entities has in effect all Permits and has made all filings, applications, and registrations with Governmental Authorities that are required for it to own, lease, or operate its assets and to carry on its business as now conducted, and to the Knowledge of Clover, there has occurred no Default under any such Permit applicable to their respective businesses or employees conducting their respective businesses.

(ii)         None of the Clover Entities is in material Default under any Laws or Orders applicable to its business or employees conducting its business.

(iii)        None of the Clover Entities has received any notification or communication from any Governmental Authority (A) asserting that Clover or any of its Subsidiaries is in Default under any of the Permits, Laws, or Orders which such Governmental Authority enforces, (B) threatening to revoke any Permits, or (C) requiring or requesting Clover or any of its Subsidiaries (x) to enter into or Consent to the issuance of a cease and desist Order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any resolution of its board of directors or similar undertaking.

(iv)        Except as disclosed in Section 4.13(b) of the Clover Disclosure Memorandum, there (A) is no material unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of Clover or any of its Subsidiaries, (B) are no written notices or correspondence received by Clover with respect to pending formal or informal inquiries by, or disagreements with, any Governmental Authority with respect to Clover’s or any of Clover’s Subsidiaries’ business, operations, policies, or procedures, and (C) is not any pending or threatened, nor has any Governmental Authority indicated an intention to conduct any, investigation, or review of it or any of its Subsidiaries.

(v)         None of the  Clover Entities nor, to the Knowledge of Clover, any of its directors, officers, employees, or Representatives acting on its behalf has offered, paid, or agreed to pay any Person, including any Government Authority, directly or indirectly, anything of value for the purpose of, or with the intent of obtaining or retaining any business in violation of applicable Laws, including (A) using any corporate funds for any unlawful contribution, gift, entertainment, or other unlawful expense relating to political activity, (B) making any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (C) violating any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (D) making any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment.

(vi)        Each Clover Entity has complied in all material respects with all requirements of Law under the Bank Secrecy Act and the USA Patriot Act, and each Clover Entity has timely filed all reports of suspicious activity, including those required under 12 C.F.R. § 353.3.

(vii)       Each Clover Entity’s collection and use of individually identifiable personal information relating to an identifiable or identified natural person (“IIPI”) complies in all material respects with the Fair Credit Reporting Act, and the Gramm-Leach-Bliley Act.

4.14       Labor Relations.

(a)          No Clover Entity is the subject of any investigation or Litigation asserting that it or any other Clover Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or other violation of state or federal labor Law or seeking to compel it or any other Clover Entity to bargain with any labor organization, trade union, workers council, or other employee representative as to wages or conditions of employment, nor is any Clover Entity a party to any collective bargaining agreement or subject to any bargaining order, injunction, legally binding commitment, or other Order relating to any Clover Entity’s relationship or dealings with its employees, any labor organization, trade union, workers council, or any other employee representative.  There is no strike, slowdown, lockout, work stoppage, or other job action or labor dispute involving any Clover Entity pending or, to the knowledge of Clover, threatened, and there have been no such actions or disputes in the past five (5) years.  To the Knowledge of Clover, there has not been any attempt by any Clover Entity employees or any labor organization or other employee representative to organize or certify a collective bargaining unit or to engage in any other union organization activity with respect to the workforce of any Clover Entity.  Except as disclosed in Section 4.14(a) of the Clover Disclosure Memorandum, employment of each employee of each Clover Entity is terminable at will by the relevant Clover Entity.

(b)          Except as disclosed in Section 4.14(b) of the Clover Disclosure Memorandum, employment of each employee and the engagement of each independent contractor of each Clover Entity is terminable at will by the relevant Clover Entity without (i) any penalty, liability, or severance obligation incurred by any Clover Entity, (ii) and in all cases without prior consent by any Governmental Authority.  No Clover Entity will owe any amounts to any of its employees or independent contractors as of the Closing Date, other than for wages, bonuses, vacation pay, sick leave, and mileage reimbursement obligations incurred, properly accrued for and recorded in Clover’s books and records, and paid in the ordinary course in accordance with past practice and not as a result of the transactions contemplated by this Agreement, except as disclosed in Section 4.14(b) of the Clover Disclosure Memorandum.

(c)          All of the employees employed by any Clover Entity in the United States are either United States citizens or are, to the Knowledge of Clover, legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, other United States immigration Laws and the Laws related to the employment of non-United States citizens applicable in the state in which the employees are employed. Each Clover Entity has complied with E-Verify and any comparable Law.

(d)          No Clover Entity has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any Clover Entity; or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of any Clover Entity; and no Clover Entity has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local Law.

(e)          Section 4.14(e) of the Clover Disclosure Memorandum contains a list of all independent contractors of each Clover Entity (separately listed by Clover Entity), and each such Person meets the standard for an independent contractor under all Laws (including Treasury Regulations under the Code and federal and state labor and employment Laws), and no such Person is an employee of any Clover Entity under any applicable Law.

(f)          All Clover Entities are and for the past three (3) years have been in material compliance with all applicable Laws pertaining to employment and employment practices with respect to the employees of Clover and its Subsidiaries, including but not limited to all Laws relating to wages, hours, overtime, employment discrimination, workplace harassment, retaliation, family and medical leave, disability accommodation, civil rights, safety and health, workers’ compensation, pay equity, I-9 employment eligibility verification and the collection and payment of payroll withholding, unemployment, Medicare and/or social security taxes, and there are no pending, or, to the Knowledge of Clover, threatened, investigations, complaints, charges, claims, lawsuits, or arbitrations with respect to such Laws.

4.15       Employee Benefit Plans.

(a)          Clover has disclosed in Section 4.15(a) of the Clover Disclosure Memorandum, and has delivered or made available to Buyer prior to the execution of this Agreement, (i) copies of each Employee Benefit Plan currently adopted, maintained by, sponsored in whole or in part by, or contributed or required to be contributed to by any Clover Entity or any ERISA Affiliate thereof for the benefit of employees, former employees, officers, retirees, dependents, spouses, current or former directors, independent contractors, or other beneficiaries or under which employees, former employees, officers, retirees, dependents, spouses, current or former directors, independent contractors, or other beneficiaries are eligible to participate (each, a “Clover Benefit Plan,” and collectively, the “Clover Benefit Plans”) and (ii) a list of each Employee Benefit Plan that is not identified in (i) above but for which any Clover Entity or any ERISA Affiliate thereof has or could have any direct or indirect obligation or Liability.  Any of Clover Benefit Plans that is an “employee pension benefit plan,” as that term is defined in ERISA Section 3(2), is referred to herein as a “Clover ERISA Plan.”  Each Clover ERISA Plan that is also a “defined benefit plan” (as defined in Code Section 414(j)) is referred to herein as a “Clover Pension Plan,” and is identified as such in Section 4.15(a) of the Clover Disclosure Memorandum.

(b)          Clover has delivered or made available to Buyer prior to the execution of this Agreement, to the extent applicable, (i) all trust agreements or other funding arrangements for all Employee Benefit Plans, (ii) all determination letters, rulings, opinion letters, information letters, or advisory opinions issued by the United States Internal Revenue Service (“IRS”), the United States Department of Labor (“DOL”) or the Pension Benefit Guaranty Corporation (“PBGC”) during this calendar year or any of the preceding three (3) calendar years, (iii) any filing or documentation (whether or not filed with the IRS) where corrective action was taken in connection with the IRS EPCRS program set forth in IRS Revenue Procedure 2013-12 (or its predecessor or successor rulings), (iv) annual reports or returns, audited or unaudited financial statements, actuarial reports, and valuations prepared for any Employee Benefit Plan for the current plan year and the three preceding plan years, (v) the most recent summary plan description for each Clover Benefit Plan and any material modifications thereto, and (vi) all material correspondence from or to the IRS, DOL, or PBGC regarding any Clover Benefit Plan received or sent during this calendar year or any of the preceding three calendar years.

(c)          Each Clover Benefit Plan is in material compliance with the terms of such Clover Benefit Plan, in compliance with the applicable requirements of the Code, in compliance with the applicable requirements of ERISA, and in compliance with any other applicable Laws.  Each Clover ERISA Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or opinion from the IRS or, in the alternative, appropriately relies upon a favorable determination letter issued to a prototype plan under which the Clover ERISA Plan has been adopted and Clover is not aware of any circumstances likely to result in revocation of any such favorable determination letter.  Clover has not received any written communication from any Governmental Authority questioning or challenging the compliance of any Clover Benefit Plan with applicable Laws.  No Clover Benefit Plan is currently being audited by any Governmental Authority for compliance with applicable Laws or has been audited with a determination by any Governmental Authority that the Employee Benefit Plan failed to comply with applicable Laws.

(d)          There has been no material oral or written representation or communication with respect to any aspect of the Employee Benefit Plans made to employees of any Clover Entity which is not in all material respects in accordance with the written or otherwise preexisting terms and provisions of such plans.  Neither Clover, any Clover Entity, nor, to the Knowledge of Clover, any administrator or fiduciary of any Clover Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner, which could subject Clover, any Clover Entity, or Buyer to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary, or other duty under ERISA.  There are no unresolved claims or disputes under the terms of, or in connection with, Clover Benefit Plans other than claims for benefits which are payable in the ordinary course of business consistent with the terms of the applicable plan, and no action, proceeding, prosecution, inquiry, hearing, or investigation has been commenced with respect to any Clover Benefit Plan other than routine claims for benefits.

(e)          All Clover Benefit Plan documents and annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the Clover Benefit Plans are correct and complete in all material respects, to the extent applicable, have been timely filed with the IRS, the DOL, or PBGC, and distributed to participants of the Clover Benefit Plans (as required by Law), and there have been no material misstatements or omissions in the information set forth therein.

(f)           To the Knowledge of Clover, no “party in interest” (as defined in ERISA Section 3(14)) or “disqualified person” (as defined in Code Section 4975(e)(2)) of any Clover Benefit Plan has engaged in any nonexempt “prohibited transaction” (as described in Code Section 4975(c) or ERISA Section 406).

(g)          No Clover Entity nor any of its ERISA Affiliates has, or ever has had, any obligation or Liability in connection with, a Clover Pension Plan, or any plan that is or was subject to Code Section 412, ERISA Section 302 or Title IV of ERISA, or any multiemployer plan (as defined in Sections 4001(a)(3) or 3(37) of ERISA).

(h)          No material Liability under Title IV of ERISA has been or is expected to be incurred by any Clover Entity or any ERISA Affiliate thereof, and no event has occurred that could reasonably result in Liability under Title IV of ERISA being incurred by any Clover Entity or any ERISA Affiliate thereof with respect to any ongoing, frozen, terminated, or other single-employer plan of any Clover Entity or the single-employer plan of any ERISA Affiliate.  Except as may arise in connection with the transactions contemplated by this Agreement, there has been no “reportable event,” within the meaning of ERISA Section 4043, for which the 30-day reporting requirement has not been waived by any ongoing, frozen, terminated or other single employer plan of Clover or of an ERISA Affiliate.

(i)           Except as disclosed in Section 4.15(i) of the Clover Disclosure Memorandum, or required under Part 6 of ERISA or Code Section 4980B or similar state law, no Clover Entity has any material Liability or obligation for retiree or post-termination of employment or services health or life benefits under any of the Clover Benefit Plans, or other plan or arrangement, and there are no restrictions on the Rights of such Clover Entity to unilaterally amend or terminate any and all such retiree or post-termination of employment or services health or benefit plan without incurring any Liability or obtaining any consent or waiver.  No Tax under Code Sections 4980B or 5000 has been incurred with respect to any Clover Benefit Plan or other plan or arrangement, and to the Knowledge of Clover, no circumstance exists that could give rise to such Taxes.

(j)           Except as disclosed in Section 4.15(j) of the Clover Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (whether alone or in connection with any other event) will (i) result in any payment (including severance, unemployment compensation, “excess parachute payment” as defined under Code Section 280G or otherwise) becoming due from any Clover Entity under any Clover Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Clover Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit, or any benefit under any life insurance owned by any Clover Entity or the Rights of any Clover Entity in, to or under any insurance on the life of any current or former officer, director, or employee of any Clover Entity, or change any Rights or obligations of any Clover Entity with respect to such insurance.

(k)          Section 4.15(k) of the Clover Disclosure Memorandum sets forth preliminary calculations, based on assumptions set forth therein, of the following: (i) the amount of all payments and benefits to which each individual set forth on such Clover Disclosure Memorandum is entitled to receive, pursuant to all employment, salary continuation, bonus, change in control, and all other agreements, plans and arrangements, in connection with a termination of employment before or following, or otherwise in connection with or contingent upon, the transactions contemplated under this Agreement (for the avoidance of doubt, excluding payments or benefits in respect of vested equity awards) (each such total amount in respect of each such individual, the “Change in Control Benefit”), other than the payment any such individual shall otherwise be entitled to receive as a gross-up payment in respect of any excise tax imposed on the individual pursuant to Section 4999 of the Code as calculated pursuant to the applicable agreement (any each such payment, a “Gross-Up Payment”); (ii) the amount of any Gross-Up Payment payable to each such individual; and (iii) the aggregate amount of all Change in Control Benefits and Gross-Up Payments.  To the extent any of the amounts set forth on Section 4.15(k) of the Clover Disclosure Memorandum are subject to a Gross-Up Payment, the Gross-Up Payment obligation is explicitly noted in Section 4.15(k) of the Clover Disclosure Memorandum.

(l)           Except as disclosed in Section 4.15(l) of the Clover Disclosure Memorandum, no Clover Benefit Plan is or has been funded by, associated with, or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code, a “welfare benefit fund” within the meaning of Section 419 of the Code, a “qualified asset account” within the meaning of Section 419A of the Code or a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.  The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any Clover Entity and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans, whether or not subject to the provisions of Code Section 412 or ERISA Section 302, have been reflected on the Clover Financial Statements in all material respects to the extent required by and in accordance with GAAP.

(m)          Each Clover Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) has been operated in compliance with Section 409A of the Code and the guidance issued by the IRS with respect to such plans or is not required to comply therewith due to its grandfathered status under Section 409A of the Code.

(n)          All individuals who render services to any Clover Entity and who are authorized to participate in a Clover Benefit Plan pursuant to the terms of such Clover Benefit Plan are in fact eligible to and authorized to participate in such Clover Benefit Plan.  All Clover Entities have, for purposes of the Clover Benefit Plans and all other purposes, correctly classified all individuals performing services for such Clover Entity as common law employees, independent contractors, or agents, as applicable.

(o)          Neither Clover nor any of its ERISA Affiliates has had an “obligation to contribute” (as defined in ERISA Section 4212) to, or other obligations or Liability in connection with, a “multiemployer plan” (as defined in ERISA Sections 4001(a)(3) or 3(37)(A)) or any employee pension benefit plan within the meaning of ERISA Section 3(2) that is subject to Section 412 of the Code or Section 302 of ERISA or a multiple employer plan within the meaning of Section 413(c) of the Code or ERISA Sections 4063, 4064, or 4066.

(p)          Except as disclosed in Section 4.15(p) of the Clover Disclosure Memorandum, there are no payments or changes in terms due to any insured person as a result of this Agreement, the Merger or the transactions contemplated herein, under any bank-owned, corporate-owned split dollar life insurance, other life insurance, or similar arrangement or Contract, and the Surviving Corporation shall, upon and after the Effective Time, succeed to and have all the rights in, to and under such life insurance Contracts as Clover presently holds.  Each Clover Entity will, upon the execution and delivery of this Agreement, and will continue to have until the Effective Time, notwithstanding this Agreement or the consummation of the transaction contemplated hereby, all ownership rights and interest in all corporate or bank-owned life insurance.

(q)          Each Clover ERISA Plan that is intended to qualify under Section 401(a) of the Code so qualifies, and its related trust is tax exempt under Section 501(a) of the Code, and no event has occurred and no condition exists that could cause the loss of such qualified or tax exempt status.

(r)           Except as disclosed in Section 4.15(r) of the Clover Disclosure Memorandum, with respect to each Clover Pension Plan, (i) all contributions required to be made under Sections 412 and 430 of the Code with respect to such Clover Pension Plan have been made timely, (ii) there has been no application for any waiver of the minimum funding standards imposed by Section 412 of the Code, and such minimum funding standards have been met to date, and (iii) there is not any “amount of unfunded benefit liabilities” as defined in Section 4001(a)(18) of ERISA under such Clover Pension Plan.

(s)          Each Clover Benefit Plan may be amended or terminated by Clover without the consent of any Person.

(t)           Except as disclosed in Section 4.15(t) of the Clover Disclosure Memorandum, no Clover Benefit Plan that is described in ERISA Section 3(2) is involved or connected with any fund or other investment that has or involves any early termination, market value adjustment or other similar fee, payment requirement, or other charge.

4.16       Material Contracts.

(a)          Except as disclosed in Section 4.16(a) of the Clover Disclosure Memorandum or otherwise reflected in the Clover Financial Statements, as of the date of this Agreement, none of the Clover Entities, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, bonus, severance, termination, consulting, or retirement Contract, (ii) any Contract relating to the borrowing of money by any Clover Entity, or the guarantee by any Clover Entity of any such obligation (other than Contracts evidencing the creation of deposit liabilities, endorsements or guarantees in connection with presentation of items for collection (e.g., personal or business checks), purchases of federal funds, advances from the Federal Reserve or Federal Home Loan Bank, entry into repurchase agreements fully secured by U.S. government securities or U.S. government agency securities, advances of depository institution Subsidiaries incurred in the ordinary course of Clover’s business, and trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of Clover’s business), (iii) any Contract which prohibits or restricts any Clover Entity or any personnel of a Clover Entity from engaging in any business activities in any geographic area, line of business, or otherwise in competition with any other Person, (iv) any Contract involving Intellectual Property (other than Contracts entered into in the ordinary course with customers or “shrink-wrap” software licenses), (v) any Contract relating to the provision of data processing, network communication, or other technical services to or by any Clover Entity, (vi) any Contract relating to the purchase or sale of any goods or services (other than Contracts entered into in the ordinary course of business and involving payments under any individual Contract or series of contracts not in excess of $25,000 per annum), or (vii) any exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial Contract, or any other interest rate or foreign currency protection Contract or any Contract that is a combination thereof not included on its balance sheet (collectively, the “Clover Contracts”).

(b)          With respect to each Clover Contract and except as disclosed in Section 4.16(b) of the Clover Disclosure Memorandum: (i) the Contract is in full force and effect; (ii) no Clover Entity is in material Default thereunder; (iii) no Clover Entity has repudiated or waived any material provision of any such Contract; (iv) no other party to any such Contract is in Default in any respect or has repudiated or waived each material provision thereunder; and (v) no Consent which has not been or will not be obtained is required by a Contract for the execution, delivery, or performance of this Agreement, the consummation of the Merger or the other transactions contemplated hereby.  Section 4.16(b) of the Clover Disclosure Memorandum lists every Consent required by any Contract involving an amount in excess of $50,000.  All of the indebtedness of any Clover Entity for money borrowed (other than deposit liabilities, purchases of federal funds, advances from the Federal Reserve or Federal Home Loan Bank, repurchase agreements fully secured by U.S. government securities or U.S. government agency securities, advances of depository institution Subsidiaries incurred in the ordinary course of Clover’s business, and trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of Clover’s business) is prepayable at any time by such Clover Entity without penalty, premium or charge, except as specified in Section 4.16(b) of the Clover Disclosure Memorandum.

4.17       Privacy of Customer Information.

(a)          For the purposes contemplated by this Agreement, each Clover Entity has valid rights to use and transfer to Buyer and Buyer Bank all IIPI relating to customers, former customers, and prospective customers that will be transferred to Buyer pursuant to this Agreement.

(b)          Each Clover Entity’s collection and use of such IIPI and the transfer of such IIPI to Buyer or Buyer Bank complies in all material respects with Clover’s Gramm-Leach-Bliley privacy notice, the Gramm-Leach-Bliley Act, and the Fair Credit Reporting Act.

4.18       Legal Proceedings.

Except as disclosed in Section 4.18 of the Clover Disclosure Memorandum, there is no Litigation instituted or pending, or, to the Knowledge of Clover, threatened (or unasserted but considered probable of assertion) against any Clover Entity, against any director, officer, employee, or agent of any Clover Entity in their capacities as such or with respect to any service to or on behalf of any Employee Benefit Plan or any other Person at the request of the Clover Entity or Employee Benefit Plan of any Clover Entity, or against any Asset, interest, or right of any of them, nor are there any Orders or judgments outstanding against any Clover Entity.  No claim for indemnity has been made or, to the Knowledge of Clover, threatened by any director, officer, employee, independent contractor, or agent to any Clover Entity and, to the Knowledge of Clover, no basis for any such claim exists.

4.19       Reports.

Except for immaterial late filings or as otherwise disclosed in Section 4.19 of the Clover Disclosure Memorandum, since January 1, 2016, each Clover Entity has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Governmental Authorities.  As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws.  As of their respective dates, such reports and documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

4.20       Internal Control.

Clover’s internal control over financial reporting is effective to provide reasonable assurance regarding the reliability of Clover’s financial reporting and the preparation of Clover financial statements for external purposes in accordance with GAAP.  Clover’s internal control over financial reporting is effective to provide reasonable assurance (i) regarding the maintenance of records, that in reasonable detail, accurately and fairly reflect the transactions and disposition of Clover's consolidated Assets; (ii) that transactions are recorded as necessary to permit the preparation of Clover's financial statements in accordance with GAAP and that receipts and expenditures are being made only in accordance with the authorizations of Clover's management and directors; and (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of Clover’s consolidated Assets that could have a material impact on Clover's financial statements.

4.21       Loans to, and Transactions with, Executive Officers and Directors.

Clover is in compliance with Federal Reserve Regulation O in all material respects.  Section 4.21 of the Clover Disclosure Memorandum sets forth a list of all loans as of the date hereof by Clover and its Subsidiaries to any directors, executive officers, and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve (12 C.F.R. Part 215)) of Clover or any of its Subsidiaries.  There are no employee, officer, director, or other affiliate loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was below market rate for similar loans to similarly situated borrowers at the time the loan was originated.  All such loans are and were originated in compliance in all material respects with all applicable Laws.  Except as disclosed in Section 4.21 of the Clover Disclosure Memorandum, no director or executive officer of Clover or Clover Bank, or any “associate” (as such term is defined in Rule 14a‑1 under the Exchange Act) or related interest of any such Person, has any interest in any contract or property (real or personal, tangible or intangible), used in, or pertaining to, the business of Clover or Clover Bank.

4.22       Approvals.

No Clover Entity nor, to the Knowledge of Clover, any Affiliate thereof, has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of required Consents or result in the imposition of a condition or restriction of the type referred to in the last sentence of Section 8.1(b).  No Clover Entity is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil penalty by, or is a recipient of any supervisory letter from, or has adopted any board resolutions at the request or suggestion of any Regulatory Authority or other Governmental Authority that restricts the conduct of its business or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (any such agreement, memorandum of understanding, letter, undertaking, order, directive or resolutions, whether or not set forth in the Clover Disclosure Memorandum, a “Clover Regulatory Agreement”), nor are there any pending or, to the Knowledge of Clover, threatened regulatory investigations or other actions by any Regulatory Authority or other Governmental Authority that could reasonably be expected to lead to the issuance of any such Clover Regulatory Agreement.

4.23       Takeover Laws and Provisions.

Each Clover Entity has taken all necessary action, if any, to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable “moratorium,” “fair price,” “business combination,” “control share,” or other anti-takeover Laws, (collectively, “Takeover Laws”).

4.24       Brokers and Finders; Opinion of Financial Advisor.

Except for the Clover Financial Advisor, neither Clover nor its Subsidiaries, or any of their respective officers, directors, employees, or Representatives, has employed any broker, finder, or investment banker or incurred any Liability for any financial advisory fees, investment bankers fees, brokerage fees, commissions, or finder’s or other such fees in connection with this Agreement or the transactions contemplated hereby.  Section 4.24 of the Clover Disclosure Memorandum lists the fees and expenses that that are currently owed to the Clover Financial Advisor and that will be owed to Clover Financial Advisor as a result of transactions contemplated by this Agreement.  Clover has received the written opinion of the Clover Financial Advisor, dated as of the date of this Agreement, to the effect that the consideration to be received in the Merger by the holders of Clover Common Stock is fair, from a financial point of view, to such holders, a signed copy of which has been or will be delivered to Buyer.

4.25       Board of Directors Recommendation.

Clover’s board of directors, at a meeting duly called and held, has by unanimous vote of the directors present (a) adopted this Agreement and approved the transactions contemplated hereby, including the Merger and the transactions contemplated hereby and thereby, and has determined that, taken together, they are fair to and in the best interests of Clover’s shareholders, and (b) resolved, subject to the terms of this Agreement, to recommend that the holders of the shares of Clover Common Stock approve this Agreement, the Merger, and the related transactions and to call and hold a meeting of Clover’s shareholders at which this Agreement, the Merger, and the related transactions shall be submitted to the holders of the shares of Clover Common Stock for approval.

4.26       Statements True and Correct.

(a)          No representation or warranty by Clover in this Agreement and no statement contained in the Clover Disclosure Memorandum or any certificate, instrument, or other writing furnished or to be furnished by any Clover Entity or any Affiliate thereof to Buyer pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)          None of the information supplied or to be supplied by any Clover Entity or any Affiliate thereof for inclusion in the Registration Statement to be filed by Buyer with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  None of the information supplied or to be supplied by any Clover Entity or any Affiliate thereof for inclusion in any Joint Proxy Statement/Prospectus to be delivered to Clover’s shareholders and Buyer’s shareholders in connection with the Clover’s Shareholders’ Meeting and Buyer’s Shareholders’ Meeting, and any other documents to be filed by any Clover Entity or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Joint Proxy Statement/Prospectus, when first mailed or delivered to the shareholders of Clover be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Joint Proxy Statement/Prospectus or any amendment thereof or supplement thereto, at the time of Clover’s Shareholders’ Meeting be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for Clover’s Shareholders’ Meeting or Buyer’s Shareholders’ Meeting.

(c)          All documents that any Clover Entity or any Affiliate thereof is responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

4.27       Delivery of Clover Disclosure Memorandum.

Clover has delivered to Buyer a complete Clover Disclosure Memorandum herewith.

4.28       No Additional Representations.

Except for the representations and warranties specifically set forth in Article 4 of this Agreement, neither Clover nor any of its Affiliates or Representatives, nor any other Person, makes or shall be deemed to make any representation or warranty to Buyer, express or implied, at law or in equity, with respect to the transactions contemplated hereby, and Clover hereby disclaims any such representation or warranty by Clover or any of its officers, directors, employees, agents, or representatives, or any other person.

ARTICLE 5
 REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Clover, except as set forth in the Buyer Disclosure Memorandum, as follows:

5.1         Organization, Standing, and Power.

Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the State of North Carolina and is a bank holding company within the meaning of the BHCA.  Buyer Bank is a banking corporation duly organized, validly existing and in good standing under the Laws of the State of North Carolina.  Each of Buyer and Buyer Bank has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Assets.  Each of Buyer and Buyer Bank is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for jurisdictions where the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect.  Buyer Bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act of 1950, as amended, and applicable regulations thereunder, and the deposits held by Buyer Bank are insured, up to the applicable limits, by the FDIC’s Deposit Insurance Fund.

5.2         Authority of Buyer; No Breach By Agreement.

(a)          Buyer has the corporate power and authority necessary (i) to execute, deliver, and, other than with respect to the Merger, perform this Agreement, and (ii) with respect to the Merger, upon the approval of the Merger, including any approvals referred to in Sections 8.1(a), 8.1(b) and 8.1(c), to perform its obligations under this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Buyer, subject to, at a duly convened meeting of the Buyer’s shareholders: (1) the approval of this Agreement and the transactions contemplated hereby by a majority of the votes entitled to be cast thereat and (2) the approval of the issuance of the Stock Consideration by a majority of the votes cast thereon, which are the only Buyer shareholder votes required for approval of this Agreement, issuance of the Stock Consideration and consummation of the Merger (the “Requisite Buyer Shareholder Approval”).  Subject to the approvals referred to in Sections 8.1(a), 8.1(b) and 8.1(c), this Agreement represents a legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b)          Neither the execution and delivery of this Agreement by Buyer, nor the consummation by Buyer and Buyer Bank of the transactions contemplated hereby, nor compliance by Buyer and Buyer Bank with any of the provisions hereof, will (i) assuming the Requisite Buyer Shareholder Approval is obtained, conflict with or result in a breach of any provision of Buyer’s articles of incorporation or bylaws or the articles of incorporation or bylaws of any Buyer Subsidiary or any resolution adopted by the board of directors or the shareholders of any Buyer Entity, or (ii)  except as set forth in Section 5.2(b) of the Buyer Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any material Asset of any Buyer Entity under, any material Contract or any material Permit of any Buyer Entity, or (iii)  subject to receipt of the requisite Consents referred to in Section 8.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Buyer Entity or any of their respective material Assets (including any Buyer Entity or any Buyer Entity becoming subject to or liable for the payment of any Tax on any Assets owned by any Buyer Entity or any Buyer Entity being reassessed or revalued by any Regulatory Authority).

(c)          Except for (i) the filing of applications and notices with, and approval of such applications and notices from the Federal Reserve, the FDIC, and the South Carolina State Board of Financial Institutions, and the North Carolina Commissioner of Banks, (ii) the filing of any other required applications, filings, or notices with any other federal or state banking, insurance, or other Regulatory Authorities, self-regulatory authorities, or any courts, administrative agencies or commissions or other Governmental Authorities and approval of or non-objection to such applications, filings, and notices, (iii) the filing with the SEC of the Registration Statement in which the Joint Proxy Statement/Prospectus will be included, and declaration of effectiveness of the Registration Statement, (iv) the filing of the Articles of Merger with the Secretary of State of South Carolina and the North Carolina Department of the Secretary of State, (v) any consents, authorizations, approvals, filings, or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the Merger, regulation of broker-dealers, investment advisers, or transfer agents, and federal commodities laws relating to the regulation of futures commission merchants and the rules and regulations thereunder and of any applicable industry self-regulatory organization, and the rules and regulations of the Nasdaq Stock Market, (vi) any filings or notices that are required under consumer finance, mortgage banking and other similar laws, and (vii) notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if any, no consents or approvals of or filings or registrations with any Governmental Authority are necessary in connection with the consummation by Buyer of the Merger and the other transactions contemplated by this Agreement.  No consents or approvals of or filings or registrations with any Governmental Authority are necessary in connection with the execution and delivery by Buyer of this Agreement.

5.3         Capital Stock.

(a)          The authorized capital stock of Buyer consists of 10,000,000 shares of Buyer Common Stock, of which 7,156,987 shares are issued and outstanding as of the date of this Agreement, and 1,000,000 shares of Buyer preferred stock, of which no shares are issued and outstanding as of the date of this Agreement.  All of the issued and outstanding shares of capital stock of Buyer are duly and validly issued and outstanding and are fully paid and nonassessable.  None of the outstanding shares of capital stock of Buyer has been issued in violation of any preemptive rights of the current or past shareholders of Buyer.  Buyer Common Stock is listed for trading and quotation on the Nasdaq Capital Market.  The shares of Buyer Common Stock to be issued in the Merger will be (i) duly authorized, validly issued, fully paid, and nonassessable; (ii) registered under the Securities Act; and (iii) listed for trading and quotation on the Nasdaq Capital Market.

(b)          Except for shares of Buyer Common Stock reserved for issuance pursuant to options and warrants to acquire an aggregate of 223,023 shares of Buyer Common Stock, there are no shares of capital stock or other equity securities of Buyer reserved for issuance, and no outstanding Rights with respect to any Buyer securities or any right or privilege (whether preemption or contractual) capable of becoming a Contract or Right for the purchase, subscription, exchange, or issuance of any securities of Buyer.

5.4          Buyer Subsidiaries.

Buyer has no Subsidiaries except as set forth in Section 5.4 of the Buyer Disclosure Memorandum, and Buyer owns all of the equity interests in each of its Subsidiaries.  No capital stock (or other equity interest) of any such Subsidiary is or may become required to be issued (other than to another Buyer Entity) by reason of any Rights, and there are no Contracts by which any such Subsidiary is bound to issue (other than to another Buyer Entity) additional shares of its capital stock (or other equity interests) or Rights or by which any Buyer Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of any such Subsidiary (other than to another Buyer Entity).  There are no Contracts relating to the Rights of any Buyer Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of any such Subsidiary.  All of the shares of capital stock (or other equity interests) of each Subsidiary are fully paid and nonassessable and are owned directly or indirectly by Buyer free and clear of any Lien, except as set forth in Section 5.4 of the Buyer Disclosure Memorandum.  Each Subsidiary is duly qualified or licensed to transact business as a foreign entity in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed.

5.5         Exchange Act Filings; Securities Offerings; Financial Statements.

(a)          Buyer has timely filed all Exchange Act Documents required to be filed by Buyer since January 1, 2017 (the “Buyer Exchange Act Reports”).  The Buyer Exchange Act Reports (i) at the time filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Buyer Exchange Act Reports or necessary in order to make the statements in such Buyer Exchange Act Reports, in light of the circumstances under which they were made, not misleading.  Each offering or sale of securities by Buyer (A) was either registered under the Securities Act or made pursuant to a valid exemption from registration under the Securities Act, (B) complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws, except for immaterial “blue sky” filings, including disclosure and broker/dealer registration requirements, and (C) was made pursuant to offering documents which did not, at the time of the offering (or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in the offering documents or necessary in order to make the statements in such documents, in light of the circumstances under which they were made, not misleading.  Buyer’s principal executive officer and principal financial officer have made the certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the Exchange Act thereunder with respect to the Buyer Exchange Act Reports to the extent such rules or regulations applied at the time of the filing.  For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes–Oxley Act.  Such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and neither Buyer nor any of its officers has received notice from any Regulatory Authority questioning or challenging the accuracy, completeness, content, form, or manner of filing or submission of such certifications.  No Buyer Subsidiary is required to file any Exchange Act Documents.

(b)          Each of the Buyer Financial Statements (including, in each case, any related notes) that are contained in the Buyer Exchange Act Reports, including any Buyer Exchange Act Reports filed after the date of this Agreement until the Effective Time, complied, or will comply, as to form in all material respects with the Exchange Act was, or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10‑Q of the Exchange Act),  fairly presented in accordance with GAAP the consolidated financial position of Buyer and its Subsidiaries as of the respective dates and the consolidated results of operations and cash flows for the periods indicated, including the fair values of the assets and liabilities shown therein, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect, and were certified to the extent required by the Sarbanes-Oxley Act.

(c)          Buyer’s independent registered public accountants, which have expressed their opinion with respect to the Buyer Financial Statements and its Subsidiaries whether or not included in Buyer’s Exchange Act Reports (including the related notes), are and have been throughout the periods covered by such Buyer Financial Statements (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act) (to the extent applicable during such period), (ii) “independent” with respect to Buyer within the meaning of Regulation S-X, and (iii) with respect to Buyer, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and related Securities Laws.  Buyer’s independent registered public accountants have audited Buyer’s year-end financial statements, and have reviewed Buyer’s interim financial statements, that are included in the Buyer Financial Statements.  Section 5.5(c) of the Buyer Disclosure Memorandum lists all non-audit services performed by Buyer’s independent registered public accountants for Buyer or Buyer Bank.

(d)          Buyer maintains disclosure controls and procedures as required by Rule 13a-15 or 15d-15 under the Exchange Act, and such controls and procedures are effective to ensure that all material information relating to Buyer and its Subsidiaries is made known on a timely basis to Buyer’s principal executive officer and Buyer’s principal financial officer.

5.6         Absence of Undisclosed Liabilities.

Neither Buyer nor any of its Subsidiaries has incurred any material liability or obligation of any nature whatsoever (whether absolute, accrued, contingent, determined, determinable, or otherwise and whether due or to become due), except for (a) those liabilities that are reflected or reserved against on the consolidated balance sheet of Buyer included in its Annual Report on Form 10-K for the year ended December 31, 2017 (including any notes thereto), (b) those liabilities that are disclosed in Buyer’s Exchange Act Documents, (c) liabilities incurred in the ordinary course of business consistent in nature and amount with past practice since December 31, 2017, or (d) liabilities incurred in connection with this Agreement and the transactions contemplated hereby.  Neither Buyer nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among Buyer and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangement”), where the result, purpose or intended effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Buyer or any of its Subsidiaries in Buyers’ or such Subsidiary’s financial statements.

5.7         Absence of Certain Changes or Events.

Except as disclosed in the Buyer Financial Statements delivered prior to the date of this Agreement, in Buyer’s Exchange Act Documents, or as disclosed in Section 5.7 of the Buyer Disclosure Memorandum, from December 31, 2017 through the date of this Agreement, (a) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect, (b) none of the Buyer Entities has taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any covenants and agreements of Buyer provided in this Agreement, and (c) since December 31, 2017, the Buyer Entities have conducted their respective businesses in the ordinary course of business consistent with past practice.

5.8         Tax Matters.

(a)          All Buyer Entities have timely filed with the appropriate Taxing Authorities all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed, and such Tax Returns are correct and complete in all material respects.  None of the Buyer Entities is the beneficiary of any extension of time within which to file any Tax Return.  All material Taxes of the Buyer Entities to the extent due and payable (whether or not shown on any Tax Return) have been fully and timely paid.  There are no Liens for any material Taxes (other than a Lien for current tax year real property or ad valorem Taxes not yet due and payable) on any of the Assets of any of the Buyer Entities.  No written claim has ever been made by any Taxing Authority in a jurisdiction where any Buyer Entity does not file a Tax Return that such Buyer Entity may be subject to Taxes by that jurisdiction.

(b)          None of the Buyer Entities has received any written notice of assessment or proposed assessment in connection with any Taxes.  There are no ongoing or pending disputes, claims, audits, or examinations regarding any Taxes of any Buyer Entity, any Tax Returns of any Buyer Entity, or the assets of any Buyer Entity.  No officer or employee responsible for Tax matters of any Buyer Entity expects any Taxing Authority to assess any additional material Taxes for any period for which Tax Returns have been filed.  No issue has been raised by a Taxing Authority in any prior examination of any Buyer Entity, which, by application of the same or similar principles, could be expected to result in a proposed material deficiency for any subsequent taxable period.  None of the Buyer Entities has waived any statute of limitations in respect of any Taxes or agreed to a Tax assessment or deficiency.

(c)          Each Buyer Entity has complied in all material respects with all applicable Laws relating to the withholding of Taxes and the payment thereof to appropriate authorities, including, but not limited to, Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Code or similar provisions under foreign Tax Law.

(d)          The unpaid Taxes of each Buyer Entity (i) did not, as of the most recent fiscal month end, materially exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) for such Buyer Entity and (ii) do not materially exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the Buyer Entities in filing their Tax Returns.

(e)          None of the Buyer Entities is a party to any Tax allocation or sharing agreement, and none of the Buyer Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Buyer) or has any Tax Liability of any Person (other than Buyer or any of its Subsidiaries) under Treasury Regulation Section 1.1502‑6 or any similar provision of state, local or foreign Law, or as a transferee or successor, by Contract or otherwise.

(f)           During the five-year period ending on the date hereof, none of the Buyer Entities was a “distributing corporation” or a “controlled corporation” as defined in, and in a transaction intended to be governed by Section 355 of the Code.

(g)          Neither Buyer nor Buyer Bank has taken any action, failed to take any action, or has Knowledge of any fact that would be reasonably expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(h)          Each Buyer Entity is in compliance in all material respects with, and its records contain all information and documents (including properly completed IRS Forms W‑9) necessary to comply in all material respects with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code.

(i)           No Buyer Entity is subject to any private letter ruling of the IRS or comparable rulings of any Taxing Authority.

(j)           No property owned by any Buyer Entity is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Code and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, (iii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iv) “limited use property” within the meaning of IRS Revenue Procedure 76-30, (v) subject to Section 168(g)(1)(A) of the Code, or (vi) subject to any provision of state, local or foreign Law comparable to any of the provisions listed above in this paragraph.

(k)          No Buyer Entity has any “corporate acquisition indebtedness” within the meaning of Section 279 of the Code.

(l)           Buyer has disclosed on its federal income Tax Returns all positions taken therein that are reasonably believed to give rise to substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

(m)         No Buyer Entity has participated in any reportable transaction, as defined in code Section 6707A(c)(1) or Treasury Regulation Section 1.6011-4(b)(1).

(n)          Buyer has made available to Clover complete copies of (i) all federal, state, local, and foreign income or franchise Tax Returns of the Buyer Entities relating to the taxable periods since December 31, 2014, and (ii) any audit report issued within the last four years relating to any Taxes due from or with respect to the Buyer Entities.

(o)          No Buyer Entity nor any other Person on its behalf has (i) filed a consent pursuant to Section 341(f) of the Code (as in effect prior to the repeal under the Jobs and Growth Tax Reconciliation Act of 2003) or agreed to have Section 341(f)(2) of the Code (as in effect prior to the repeal under the Jobs and Growth Tax Reconciliation Act of 2003) apply to any disposition of a subsection (f) asset (as such term is defined in former Section 341(f)(4) of the Code) owned by any Buyer Entity, (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law with respect to the Buyer Entities, or (iii) granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

(p)          No Buyer Entity has, or ever had, a permanent establishment in any country other than the United States, or has engaged in a trade or business in any country other than the United States that subjected it to tax in such country.

(q)          No Buyer Entity has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

For purposes of this Section 5.8, any reference to Buyer or any Buyer Entity shall be deemed to include any Person that merged with or was liquidated into or otherwise combined with Buyer or a Buyer Entity prior to the Effective Time.

5.9         Assets.

(a)          Except as disclosed or reserved against in the Buyer Financial Statements delivered prior to the date of this Agreement or disclosed in Buyer Exchange Act Reports, the Buyer Entities have good and marketable title, free and clear of all Liens except those permitted in Section 5.9(e), to all of their respective Assets.  In addition, to the Knowledge of Buyer, all tangible properties used in the businesses of the Buyer Entities are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with Buyer’s past practices.

(b)          All Assets that are material to Buyer’s business, held under leases or subleases by any of the Buyer Entities, are held under valid Contracts enforceable in accordance with their respective terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought), and to the Knowledge of Buyer, each such Contract is in full force and effect.

(c)          The Buyer Entities currently maintain insurance, including bankers’ blanket bonds, with insurers of recognized financial responsibility, in such amounts as management of Buyer has reasonably determined to be prudent.  None of the Buyer Entities has received written notice from any insurance carrier that (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated,  (ii) premium costs with respect to such policies of insurance will be substantially increased, or (iii) similar coverage will be denied or limited or not extended or renewed with respect to any Buyer Entity, any act or occurrence, or that any Asset, officer, director, employee or agent of any Buyer Entity will not be covered by such insurance or bond.  There are presently no claims for amounts exceeding $400,000 individually or in the aggregate pending under such policies of insurance or bonds, and no written notices of claims in excess of such amounts have been given by any Buyer Entity under such policies.  Buyer has made no claims, and no claims are contemplated to be made, under its directors’ and officers’ errors and omissions or other insurance or bankers’ blanket bond.

(d)          The Assets of the Buyer Entities include all material Assets required by the Buyer Entities to operate the business of the Buyer Entities as presently conducted.  All real and personal property which is material to the business of the Buyer Entities that is leased or licensed by them is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought) and, to the Knowledge of Buyer, such leases and licenses will not terminate or lapse prior to the Effective Time or thereafter by reason of completion of any of the transactions contemplated hereby.  To the Knowledge of Buyer, all improved real property owned or leased by the Buyer Entities is in material compliance with all applicable laws, including zoning laws and the Americans with Disabilities Act of 1990.

(e)          Each Buyer Entity has fee simple title to all the real property assets reflected in the latest audited balance sheet included in the Buyer Exchange Act Reports as being owned by an Buyer Entity or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Buyer Realty”), free and clear of all Liens of any nature whatsoever, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property or ad valorem taxes not yet delinquent (or being contested in good faith and for which adequate reserves have been established),  (iii) easements, rights of way and other similar encumbrances and matters of record that do not materially adversely affect the use of the properties or assets subject thereto or affected thereby as used by a Buyer Entity on the date hereof or otherwise materially impair business operations at such properties, as conducted by a Buyer Entity on the date hereof and (iv) such imperfections or irregularities of title or Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties as used on the date hereof.

(f)           To the Knowledge of Buyer, the Buyer Realty and the real property with respect to which a Buyer Entity is the lessee (the “Buyer Leased Real Properties”) are in material compliance with all applicable building, fire, zoning (or are legal nonconforming uses allowed under applicable zoning ordinances) and other applicable laws, ordinances and regulations and with all deed restrictions of record, no written notice of any material violation or material alleged violation thereof has been received in the past three years that has not been resolved, and there are no proposed changes therein that would materially and adversely affect the Buyer Realty, the Buyer Leased Real Properties, or their uses.  Buyer has no Knowledge of any proposed or pending change in the zoning of, or of any proposed or pending condemnation proceeding with respect to, any of the Buyer Realty or the Buyer Leased Real Properties which may materially and adversely affect the Buyer Realty or the Buyer Leased Real Properties or the current use by a Buyer Entity thereof.  Notwithstanding any other provision in this Agreement, the representations and warranties in this Section 5.9(f) constitute the sole representations and warranties of each Buyer Entity with respect to their compliance, or the compliance of the Buyer Realty and Buyer Leased Real Properties, or any other properties now or previously owned or operated by any Buyer Entity, with Environmental Laws or Permits or with respect to the presence of Hazardous Material.

5.10       Compliance with Laws.

(a)          Buyer is a bank holding company duly registered and in good standing as such with the Federal Reserve.  Buyer Bank is a state-chartered bank in good standing with the North Carolina Commissioner of Banks.

(b)          Compliance with Permits, Laws and Orders.

(i)          Each of the Buyer Entities has in effect all Permits and has made all filings, applications, and registrations with Governmental Authorities that are required for it to own, lease, or operate its assets and to carry on its business as now conducted, and, to the Knowledge of Buyer, there has occurred no Default under any such Permit applicable to their respective businesses or employees conducting their respective businesses.

(ii)         None of the Buyer Entities is in material Default under any Laws or Orders applicable to its business or employees conducting its business.

(iii)        None of the Buyer Entities has received any notification or communication from any Governmental Authority (A) asserting that Buyer or any of its Subsidiaries is in Default under any of the Permits, Laws, or Orders which such Governmental Authority enforces, (B) threatening to revoke any Permits, or (C) requiring or requesting Buyer or any of its Subsidiaries (x) to enter into or consent to the issuance of a cease and desist Order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any resolution of its board of directors or similar undertaking.

(iv)        There (A) is no material unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of Buyer or any of its Subsidiaries, (B) are no written notices or correspondence received by Buyer with respect to pending formal or informal inquiries by, or disagreements with, any Governmental Authority with respect to Buyer’s or any of Buyer’s Subsidiaries’ business, operations, policies, or procedures, and (C) is not any pending or threatened, nor has any Governmental Authority indicated an intention to conduct any, investigation, or review of it or any of its Subsidiaries.

(v)         None of the Buyer Entities nor, to the Knowledge of Buyer, any of its directors, officers, employees, or Representatives acting on its behalf has offered, paid, or agreed to pay any Person, including any Government Authority, directly or indirectly, anything of value for the purpose of, or with the intent of obtaining or retaining any business in violation of applicable Laws, including (A) using any corporate funds for any unlawful contribution, gift, entertainment, or other unlawful expense relating to political activity, (B) making any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (C) violating any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (D) making any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment.

(vi)        Each Buyer Entity has complied in all material respects with all requirements of Law under the Bank Secrecy Act and the USA Patriot Act, and each Buyer Entity has timely filed all reports of suspicious activity, including those required under 12 C.F.R. § 353.3.

(vii)       Each Buyer Entity’s collection and use of IIPI complies in all material respects with the Fair Credit Reporting Act and the Gramm-Leach-Bliley Act.

5.11       Employee Benefit Plans.

(a)          Buyer has disclosed in Section 5.11(a) of the Buyer Disclosure Memorandum and/or Buyer Exchange Act Reports, and has delivered or made available to Clover (including, for this purpose, disclosure made available through Buyer Exchange Act Reports) prior to the execution of this Agreement, (i) copies of each Employee Benefit Plan currently adopted, maintained by, sponsored in whole or in part by, or contributed or required to be contributed to by any Buyer Entity or any ERISA Affiliate thereof for the benefit of employees, former employees, officers, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries or under which employees, former employees, officers, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (each, a “Buyer Benefit Plan,” and collectively, the “Buyer Benefit Plans”) and (ii) a list of each Employee Benefit Plan that is not identified in (i) above but for which any Buyer Entity or any ERISA Affiliate thereof has or could have any direct or indirect obligation or Liability.  Any of the Buyer Benefit Plans that is an “employee pension benefit plan,” as that term is defined in ERISA Section 3(2), is referred to herein as a “Buyer ERISA Plan.” Each Buyer ERISA Plan that is also a “defined benefit plan” (as defined in Code Section 414(j)) is referred to herein as a “Buyer Pension Plan,” and is identified as such in Section 5.11(a) of the Buyer Disclosure Memorandum.

(b)          Buyer has delivered or made available to Clover prior to the execution of this Agreement, to the extent applicable, (i) all trust agreements or other funding arrangements for all Employee Benefit Plans, (ii) all determination letters, rulings, opinion letters, information letters, or advisory opinions issued by the IRS, the DOL, or the PBGC during this calendar year or any of the preceding three calendar years, (iii) any filing or documentation (whether or not filed with the IRS) where corrective action was taken in connection with the IRS EPCRS program set forth in IRS Revenue Procedure 2013-12 (or its predecessor or successor rulings), (iv) annual reports or returns, audited or unaudited financial statements, actuarial reports, and valuations prepared for any Employee Benefit Plan for the current plan year and the three preceding plan years, (v) the most recent summary plan description for each Buyer Benefit Plan and any material modifications thereto, and (vi) all material correspondence from or to the IRS, DOL, or PBGC regarding any Buyer Benefit Plan received or sent during this calendar year or any of the preceding three calendar years.

(c)          Each Buyer Benefit Plan is in material compliance with the terms of such Buyer Benefit Plan, in compliance with the applicable requirements of the Code, in compliance with the applicable requirements of ERISA, and in compliance with any other applicable Laws.  Each Buyer ERISA Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or opinion from the IRS or, in the alternative, appropriately relies upon a favorable determination letter issued to a prototype plan under which the Buyer ERISA Plan has been adopted, and Buyer is not aware of any circumstances likely to result in revocation of any such favorable determination letter.  Buyer has not received any written communication from any Governmental Authority questioning or challenging the compliance of any Buyer Benefit Plan with applicable Laws.  No Buyer Benefit Plan is currently being audited by any Governmental Authority for compliance with applicable Laws or has been audited with a determination by any Governmental Authority that the Employee Benefit Plan failed to comply with applicable Laws.

(d)          There has been no material oral or written representation or communication with respect to any aspect of the Employee Benefit Plans made to employees of any Buyer Entity which is not in all material respects in accordance with the written or otherwise preexisting terms and provisions of such plans.  Neither Buyer, any Buyer Entity, nor, to the Knowledge of Buyer, any administrator or fiduciary of any Buyer Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner, which could subject Buyer, any Buyer Entity, or Clover to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary, or other duty under ERISA.  There are no unresolved claims or disputes under the terms of, or in connection with, Buyer Benefit Plans other than claims for benefits which are payable in the ordinary course of business consistent with the terms of the applicable plan, and no action, proceeding, prosecution, inquiry, hearing, or investigation has been commenced with respect to any Buyer Benefit Plan other than routine claims for benefits.

(e)          All Buyer Benefit Plan documents and annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the Buyer Benefit Plans are correct and complete in all material respects, to the extent applicable, have been timely filed with the IRS, the DOL, or PBGC, and distributed to participants of the Buyer Benefit Plans (as required by Law), and there have been no material misstatements or omissions in the information set forth therein.

(f)           To the Knowledge of Buyer, no “party in interest” (as defined in ERISA Section 3(14)) or “disqualified person” (as defined in Code Section 4975(e)(2)) of any Buyer Benefit Plan has engaged in any nonexempt “prohibited transaction” (as described in Code Section 4975(c) or ERISA Section 406).

(g)          No Buyer Entity nor any of its ERISA Affiliates has, or ever has had, any obligation or Liability in connection with, a Buyer Pension Plan, or any plan that is or was subject to Code Section 412, ERISA Section 302 or Title IV of ERISA, or any multiemployer plan (as defined in Sections 4001(a)(3) or 3(37) of ERISA).

(h)          No material Liability under Title IV of ERISA has been or is expected to be incurred by any Buyer Entity or any ERISA Affiliate thereof, and no event has occurred that could reasonably result in Liability under Title IV of ERISA being incurred by any Buyer Entity or any ERISA Affiliate thereof with respect to any ongoing, frozen, terminated, or other single-employer plan of any Buyer Entity or the single-employer plan of any ERISA Affiliate.  Except as may arise in connection with the transactions contemplated by this Agreement, there has been no “reportable event,” within the meaning of ERISA Section 4043, for which the 30-day reporting requirement has not been waived by any ongoing, frozen, terminated or other single employer plan of Buyer or of an ERISA Affiliate.

(i)           Except as disclosed in Buyer Exchange Act Reports, or as required under Part 6 of ERISA or Code Section 4980B or similar state law, no Buyer Entity has any material Liability or obligation for retiree or post-termination of employment or services health or life benefits under any of the Buyer Benefit Plans, or other plan or arrangement, and there are no restrictions on the Rights of such Buyer Entity to unilaterally amend or terminate any and all such retiree or post-termination of employment or services health or benefit plan without incurring any Liability or obtaining any consent or waiver.  No Tax under Code Sections 4980B or 5000 has been incurred with respect to any Buyer Benefit Plan or other plan or arrangement, and to the Knowledge of Buyer, no circumstance exists that could give rise to such Taxes.

(j)           No Buyer Benefit Plan is or has been funded by, associated with, or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code, a “welfare benefit fund” within the meaning of Section 419 of the Code, a “qualified asset account” within the meaning of Section 419A of the Code or a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.  The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any Buyer Entity and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans, whether or not subject to the provisions of Code Section 412 or ERISA Section 302, have been reflected on the Buyer Financial Statements in all material respects to the extent required by and in accordance with GAAP.

(k)          Each Buyer Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) has been operated in compliance with Section 409A of the Code and the guidance issued by the IRS with respect to such plans or is not required to comply therewith due to its grandfathered status under Section 409A of the Code.

(l)           All individuals who render services to any Buyer Entity and who are authorized to participate in a Buyer Benefit Plan pursuant to the terms of such Buyer Benefit Plan are in fact eligible to and authorized to participate in such Buyer Benefit Plan.  All Buyer Entities have, for purposes of the Buyer Benefit Plans and all other purposes, correctly classified all individuals performing services for such Buyer Entity as common law employees, independent contractors, or agents, as applicable.

(m)         Neither Buyer nor any of its ERISA Affiliates has had an “obligation to contribute” (as defined in ERISA Section 4212) to, or other obligations or Liability in connection with, a “multiemployer plan” (as defined in ERISA Sections 4001(a)(3) or 3(37)(A)) or any employee pension benefit plan within the meaning of ERISA Section 3(2) that is subject to Section 412 of the Code or Section 302 of ERISA or a multiple employer plan within the meaning of Section 413(c) of the Code or ERISA Sections 4063, 4064, or 4066.

(n)          Each Buyer ERISA Plan that is intended to qualify under Section 401(a) of the Code so qualifies, and its related trust is tax exempt under Section 501(a) of the Code, and no event has occurred and no condition exists that could cause the loss of such qualified or tax exempt status.

(o)          With respect to each Buyer Pension Plan, (i) all contributions required to be made under Sections 412 and 430 of the Code with respect to such Buyer Pension Plan have been made timely, (ii) there has been no application for any waiver of the minimum funding standards imposed by Section 412 of the Code, and such minimum funding standards have been met to date, and (iii) there is not any “amount of unfunded benefit liabilities” as defined in Section 4001(a)(18) of ERISA under such Buyer Pension Plan.

(p)          Except as disclosed in Buyer Exchange Act Reports, each Buyer Benefit Plan may be amended or terminated by Buyer without the consent of any Person.

(q)          No Buyer Benefit Plan that is described in ERISA Section 3(2) is involved or connected with any fund or other investment that has or involves any early termination, market value adjustment or other similar fee, payment requirement, or other charge.

5.12       Privacy of Customer Information.

(a)          Each Buyer Entity’s collection and use of IIPI complies in all material respects with Buyer’s Gramm-Leach-Bliley Act privacy notice, the Gramm-Leach-Bliley Act, and the Fair Credit Reporting Act.

5.13       Legal Proceedings.

There is no Litigation instituted or pending, or, to the Knowledge of Buyer, threatened (or unasserted but considered probable of assertion) against any Buyer Entity, against any director, officer, employee, or agent of any Buyer Entity in their capacities as such or with respect to any service to or on behalf of any Employee Benefit Plan or any other Person at the request of the Buyer Entity or Employee Benefit Plan of any Buyer Entity, or against any Asset, interest, or right of any of them, nor are there any Orders or judgments outstanding against any Buyer Entity.  No claim for indemnity has been made or, to the Knowledge of Buyer, threatened by any director, officer, employee, independent contractor, or agent to any Buyer Entity and, to the Knowledge of Buyer, no basis for any such claim exists.

5.14       Reports.

Except for immaterial late filings or as otherwise disclosed in Section 5.14 of the Buyer Disclosure Memorandum, since January 1, 2016, each Buyer Entity has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Governmental Authorities.  As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws.  As of their respective dates, such reports and documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

5.15       Internal Control.

Buyer’s internal control over financial reporting is effective to provide reasonable assurance regarding the reliability of Buyer’s financial reporting and the preparation of Buyer financial statements for external purposes in accordance with GAAP.  Buyer’s internal control over financial reporting is effective to provide reasonable assurance (a) regarding the maintenance of records, that in reasonable detail, accurately and fairly reflect the transactions and disposition of Buyer’s consolidated Assets; (b) that transactions are recorded as necessary to permit the preparation of Buyer’s financial statements in accordance with GAAP and that receipts and expenditures are being made only in accordance with the authorizations of Buyer’s management and directors; and (c) regarding prevention or timely detection of unauthorized acquisition, use or disposition of Buyer’s consolidated Assets that could have a material impact on Buyer’s financial statements.

5.16       Approvals.

No Buyer Entity nor, to the Knowledge of Buyer, any Affiliate thereof, has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of required Consents or result in the imposition of a condition or restriction of the type referred to in the last sentence of Section 8.1(b).  No Buyer Entity is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil penalty by, or is a recipient of any supervisory letter from, or has adopted any board resolutions at the request or suggestion of any Regulatory Authority or other Governmental Authority that restricts the conduct of its business or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (any such agreement, memorandum of understanding, letter, undertaking, order, directive or resolutions, whether or not set forth in the Buyer Disclosure Memorandum, a “Buyer Regulatory Agreement”), nor are there any pending or, to the Knowledge of Buyer, threatened regulatory investigations or other actions by any Regulatory Authority or other Governmental Authority that could reasonably be expected to lead to the issuance of any such Buyer Regulatory Agreement.

5.17       Takeover Laws and Provisions.

Each Buyer Entity has taken all necessary action, if any, to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable Takeover Laws.

5.18       Brokers and Finders.

Except for the Buyer Financial Advisor, neither Buyer nor its Subsidiaries, nor any of their respective officers, directors, employees, or Representatives, has employed any broker, finder, or investment banker, or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finder’s or other such fees in connection with this Agreement or the transactions contemplated hereby.

5.19       Available Consideration.

Buyer has available to it, or as of the Effective Time will have available to it, sufficient shares of authorized and unissued Buyer Common Stock and all funds necessary for the issuance and payment of the Merger Consideration and has funds available to it and to satisfy its payment obligations (including with respect to the Cash Consideration) under this Agreement.

5.20       Statements True and Correct.

(a)          No representation or warranty by Buyer in this Agreement, statement contained in the Buyer Disclosure Memorandum, or any certificate, instrument, or other writing furnished or to be furnished by any Buyer Entity or any Affiliate thereof to Clover pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)          None of the information supplied or to be supplied by any Buyer Entity or any Affiliate thereof for inclusion in the Registration Statement to be filed by Buyer with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  None of the information supplied or to be supplied by any Buyer Entity or any Affiliate thereof for inclusion in the Joint Proxy Statement/Prospectus to be delivered to Clover’s shareholders and Buyer’s shareholders in connection with the Clover’s Shareholders’ Meeting and Buyer’s Shareholders’ Meeting, and any other documents to be filed by any Buyer Entity or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Joint Proxy Statement/Prospectus, when first mailed or delivered to the shareholders of Clover and Buyer be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Joint Proxy Statement/Prospectus or any amendment thereof or supplement thereto, at the time of the Clover’s Shareholders’ Meeting and Buyer’s Shareholders’ Meeting be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Clover’s Shareholders’ Meeting or Buyer’s Shareholders’ Meeting.

(c)          All documents that any Buyer Entity or any Affiliate thereof is responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

5.21       No Additional Representations.

Except for the representations and warranties specifically set forth in Article 5 of this Agreement, neither Buyer nor any of its Affiliates or Representatives, nor any other Person, makes or shall be deemed to make any representation or warranty to Clover, express or implied, at law or in equity, with respect to the transactions contemplated hereby, and Buyer hereby disclaims any such representation or warranty by Buyer or any of its officers, directors, employees, agents, or representatives, or any other person.

ARTICLE 6
 CONDUCT OF BUSINESS PENDING CONSUMMATION

6.1         Affirmative Covenants of Clover and Buyer.

(a)          From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written Consent of Buyer shall have been obtained (which Consent shall not be unreasonably withheld or delayed), and except as otherwise expressly contemplated herein, Clover shall, and shall cause each of its Subsidiaries to, (i) operate its business only in the usual, regular, and ordinary course, (ii) use commercially reasonable efforts to preserve intact its business organization and Assets and maintain its Rights and franchises, (iii) use commercially reasonable efforts to cause its representations and warranties to be correct at all times, (iv) consult with Buyer prior to entering into or making any loans or other transactions with a value equal to or exceeding $375,000 other than residential mortgage loans for which Clover has a commitment to buy from a reputable investor, and loans for which commitments have been made as of the date of this Agreement, (v) consult with Buyer prior to entering into or making any loans that exceed regulatory loan to value guidelines, and (vi) take no action which would be reasonably likely to (A) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Sections 8.1(b) or 8.1(c), or (B) materially adversely affect the ability of either Party to perform its covenants and agreements under this Agreement.

(b)          From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written Consent of Clover shall have been obtained (which Consent shall not be unreasonably withheld, delayed, or conditioned), and except as otherwise contemplated herein, Buyer shall, and shall cause each of its Subsidiaries to, (i) operate its business only in the usual, regular, and ordinary course, (ii) use commercially reasonable efforts to preserve intact its business organization and Assets and maintain its rights and franchises, (iii) use commercially reasonable efforts to cause its representations and warranties to be correct at all times, and (iv) take no action which would reasonably be likely to (A) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Sections 8.1(b) or 8.1(c), or (B) materially adversely affect the ability of either Party to perform its covenants and agreements under this Agreement.

(c)          Clover and Buyer each shall, and shall cause each of its Subsidiaries to, cooperate with the other Party and provide all necessary corporate approvals, and cooperate in seeking all approvals of any business combinations of Clover and its Subsidiaries requested by Buyer, provided, the effective time of such business combinations is on or after the Effective Time of the Merger.

(d)          Clover and Buyer shall consult with each other with respect to the Clover Entities’ loan, litigation, and real estate valuation policies and practices (including loan classifications and levels of reserves), and each Clover Entity shall make such modifications or changes to its policies and practices, if any, prior to the Effective Time, as may be mutually agreed upon.  The Parties also shall consult with each other with respect to the character, amount, and timing of restructuring and merger-related expense charges to be taken by each of them in connection with the transactions contemplated by this Agreement and shall take such charges in accordance with GAAP as may be mutually agreed upon by them.  The representations, warranties, and covenants of each of Clover and Buyer contained in this Agreement shall not be deemed to be inaccurate or breached in any respect as a consequence of any modifications or charges undertaken by reason of this Section 6.1(d).

(e)          Buyer and Clover shall cooperate and use their commercially reasonable efforts to deliver Buyer’s and Clover’s Tax counsel and Tax advisors a certificate containing representations reasonably requested by such counsel and/or advisors in connection with the rendering of the Tax opinions to be issued by such counsel and/or advisors with respect to the treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code as required under Sections 8.2(g) and 8.3(f) and in connection with the filing of the Registration Statement.  Buyer’s and Clover’s Tax counsel and Tax advisors shall be entitled to rely upon such representations in rendering any such opinions.

6.2         Negative Covenants of Clover.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written Consent of Buyer shall have been obtained (which Consent shall not be unreasonably withheld or delayed), and except as otherwise contemplated herein, Clover covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:

(a)          amend the articles of incorporation, bylaws, or other governing instruments of any Clover Entity;

(b)          incur any additional debt obligation or other obligation for borrowed money except in the ordinary course of the business of any Clover Entity consistent with past practices (which exception shall include borrowings from correspondent banks under existing lines of credit outstanding as of the date of this Agreement and for Clover Entities that are depository institutions, creation of deposit liabilities, purchases of federal funds, advances from a Federal Reserve Bank or a Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government securities or U.S. government agency securities), or grant any Lien on any material Asset of any Clover Entity (other than in connection with public deposits, repurchase agreements, bankers’ acceptances, “treasury tax and loan” accounts established in the ordinary course of Clover Bank’s business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the Clover Disclosure Memorandum);

(c)          repurchase, redeem, or otherwise acquire or exchange, directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any Clover Entity, or declare or pay any dividend or make any other distribution in respect of Clover’s capital stock, other than dividends from wholly-owned Clover Subsidiaries to Clover;

(d)          except for this Agreement, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Clover Common Stock, any other capital stock of any Clover Entity, or any Right;

(e)          adjust, split, combine, or reclassify any capital stock of any Clover Entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Clover Common Stock, or sell, lease, mortgage, or otherwise dispose of (i) any shares of capital stock of any Clover Subsidiary or (ii) any Asset other than in the ordinary course of business for reasonable and adequate consideration;

(f)           except in the ordinary course of business consistent with past practice, purchase any securities or make any material investment (whether by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets) in any Person other than a wholly-owned Clover Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with foreclosures of loans in the ordinary course of business;

(g)          except as contemplated by this Agreement or as may be required by any existing Clover Benefit Plan: (i) grant any bonus or increase in compensation or benefits to the employees, officers or directors of any Clover Entity (except increases in compensation or benefits in accordance with past practice for employees that are not directors or executive officers and, provided, that: (x) Clover gives advance notice to CART of the intent to increase such compensation or benefits; and (y) no bonus or increase may be given to any employee contractually entitled to any Change In Control Benefit), (ii) commit or agree to pay any severance or termination pay (other than severance or termination pay in the ordinary course of business consistent with past practice), or any stay or other bonus to any Clover director, officer or employee, (iii) enter into or amend any severance agreements with officers, employees, directors, independent contractors, or agents of any Clover Entity, (iv) change any fees or other compensation or other benefits to directors of any Clover Entity, (v) waive any stock repurchase rights, accelerate, amend, or change the period of exercisability of any Rights or restricted stock, or re-price Rights granted under Clover Benefit Plans or authorize cash payments in exchange for any Rights; or (vi) increase, accelerate, or vest or commit or agree to increase, accelerate, or vest amounts, benefits or rights payable by any Clover Entity; provided, however, that Clover may (x) on or after January 1, 2019 (if applicable), continue to make annual merit salary increases in the ordinary course of business consistent with past practices, and (y) on or after December 1, 2018 (if applicable), pay all earned bonuses and incentive compensation in the ordinary course of business consistent with past practices;

(h)          enter into or amend any employment Contract between any Clover Entity and any Person (unless such amendment is required by Law) that Clover Entity does not have the right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time, except in the case of amendments to comply with Section 409A of the Code;

(i)           except as disclosed on Section 6.2(i) of the Clover Disclosure Memorandum, adopt any new employee benefit plan of any Clover Entity or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans, welfare plans, insurance, stock or other plans or Clover Benefit Plans of any Clover Entity other than any such change that is required by Law or to maintain continuous benefits at current levels or that, in the written opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such employee benefit or welfare plans, except as required by Law or the terms of such plans or consistent with past practice;

(j)           make any change in any Tax or accounting methods or systems of internal accounting controls over financial reporting, except as may be appropriate and necessary to conform to changes in Tax Laws or regulatory accounting requirements, or GAAP;

(k)          commence any Litigation other than in accordance with past practice, or settle any Litigation involving any Liability of any Clover Entity for material money damages or restrictions upon the operations of any Clover Entity, except as disclosed on Section 6.2(k) of the Clover Disclosure Memorandum;

(l)           except in the ordinary course of business consistent with past practice, enter into, modify, amend, or terminate any material Contract;

(m)         except in the ordinary course of business consistent with past practice, make, renegotiate, renew, increase, extend, modify or purchase any loan, lease (credit equivalent), advance, credit enhancement or other extension of credit, or make any commitment in respect of any of the foregoing;

(n)          except for loans or extensions of credit consistent with existing policies and practices and applicable Law, make or increase any loan or other extension of credit, or commit to make or increase any such loan or extension of credit, to any director or executive officer of Clover or Clover Bank, or any entity controlled, directly or indirectly, by any of the foregoing, other than renewals of existing loans or commitments to loan;

(o)          restructure or materially change its investment securities portfolio or its interest rate risk position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(p)          make any capital expenditures in excess of $50,000 other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair or to make payment of necessary Taxes;

(q)          establish or commit to the establishment of any new branch or other office facilities or file any application to relocate or terminate the operation of any banking office unless otherwise requested by Buyer;

(r)           knowingly take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article 8 not being satisfied or in a violation of any provision of this Agreement;

(s)          implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory guidelines;

(t)           knowingly take, or fail to take, any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(u)          agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 6.2;

(v)          maintain Clover Bank’s allowance for loan losses in a manner inconsistent with GAAP and applicable regulatory guidelines and accounting principles, practices, and methods inconsistent with past practices of Clover Bank; or

(w)         take any action that is intended to, or would or would be reasonably likely to result in any of the conditions set forth in Article 8 not being satisfied or prevent or materially delay the consummation of the transactions contemplated hereby, except, in every case, as may be required by applicable Law.

6.3         Negative Covenants of Buyer.

During the period from the date of this Agreement to the Effective Time, except as contemplated by this Agreement, Buyer shall not, and shall not permit any of its Subsidiaries to, do any of the following, without the prior written Consent of Clover (which Consent shall not be unreasonably withheld, delayed, or conditioned):

(a)          Except for the Buyer Authorized Shares Proposal, amend its articles of incorporation or bylaws or similar governing documents of any of its Subsidiaries in a manner that changes any material term or provision of the Buyer Common Stock or that otherwise would materially and adversely affect the economic benefits of the Merger to the holders of Clover Common Stock or would materially impede Buyer’s ability to consummate the transactions contemplated by this Agreement;

(b)          knowingly take, or fail to take, any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(c)          (i) adjust, split, combine or reclassify any capital stock or other equity interest, (ii) set any record or payment dates for the payment of any dividends or distributions on its capital stock or other equity interest or make, declare or pay any dividend or distribution (except for (A) dividends paid in the ordinary course of business by any direct or indirect wholly-owned Buyer Subsidiary to Buyer or any other direct or indirect wholly-owned Buyer Subsidiary and (B) dividends in respect of the outstanding trust preferred securities of Buyer as of the date hereof or make any other distribution on any shares of its capital stock or other equity interest), or (iii) sell, lease, transfer, mortgage, encumber or otherwise dispose of any capital stock in any material Buyer Subsidiary;

(d)          take any action that is intended to, would or would be reasonably likely to result in any of the conditions set forth in Article 8 not being satisfied or prevent or materially delay the consummation of the transactions contemplated hereby, except, in every case, as may be required by applicable Law; or

(e)          agree to or make any commitment to, take, or adopt any resolutions of the board of directors of Buyer in support of, any of the actions prohibited by this Section 6.3.

6.4         Control of the Other Party’s Business.

Prior to the Effective Time, nothing contained in this Agreement (including, without limitation, Sections 6.1, 6.2 or 6.3) shall give Buyer directly or indirectly, the right to control or direct the operations of Clover, and nothing contained in this Agreement shall give Clover, directly or indirectly, the right to control or direct the operations of Buyer.  Prior to the Effective Time, each Party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over it and its Subsidiaries’ respective operations.

6.5         Adverse Changes in Condition.

Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (a) has had or is reasonably likely to have, individually or in the aggregate, a Clover Material Adverse Effect or a Buyer Material Adverse Effect, as applicable, (b) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, or (c) would be reasonably likely to prevent or materially interfere with the consummation of the Merger, and to use its reasonable efforts to prevent or promptly to remedy the same.

6.6         Reports.

Each of Buyer and its Subsidiaries and Clover and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall make available to the other Party copies of all such reports promptly after the same are filed.  Clover and its Subsidiaries shall also make available to Buyer monthly financial statements, copies of all written materials provided to members of Clover’ Board of Directors in connection with its regular monthly meetings (other than reports or presentations prepared by the Clover Financial Advisor or legal counsel in connection with the Merger or materials containing confidential supervisory information) and quarterly call reports.  The financial statements of Buyer and Clover, whether or not contained in any such reports filed under the Exchange Act or with any other Regulatory Authority, will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders’ equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material).  As of their respective dates, such reports of Buyer and Clover filed with any Regulatory Authority or by Buyer under the Exchange Act will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with the Laws applicable to such reports.

6.7         Buyer Entity Use and Disclosure of IIPI.

Buyer acknowledges that IIPI disclosed to Buyer Entities in connection with this Agreement has been and will be disclosed pursuant to 15 U.S.C. 6802(e)(7).  Buyer Entities may not use or disclose IIPI, nor permit the use or disclosure of IIPI, other than for the purposes described in 15 U.S.C. 6802(e)(7).

ARTICLE 7
ADDITIONAL AGREEMENTS

7.1         Shareholder Approvals.

(a)          Clover shall submit to its shareholders this Agreement and any other matters required to be approved by shareholders in order to carry out the intentions of this Agreement.  In furtherance of that obligation, Clover shall take, in accordance with applicable Law and its articles of incorporation and bylaws, all action necessary to call, give notice of, convene, and hold Clover’s Shareholders’ Meeting as promptly as reasonably practicable for the purpose of considering and voting on approval and adoption of this Agreement and the transactions provided for in this Agreement.  Clover’s board of directors shall recommend that its shareholders approve this Agreement in accordance with the SCBCA and shall include such recommendation in the proxy statement delivered to shareholders of Clover, except to the extent Clover’s board of directors has made an Adverse Recommendation Change (as defined below) in accordance with the terms of this Agreement.  Clover shall solicit and use its reasonable efforts to obtain the Requisite Clover Shareholder Approval.

(b)          Neither Clover’s board of directors nor any committee thereof shall, except as permitted by this Agreement: (x) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Buyer, the Clover Recommendation, or (y) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal (each, an “Adverse Recommendation Change”); provided that, notwithstanding the foregoing, prior to the Requisite Clover Shareholder Approval, Clover’s board of directors may make an Adverse Recommendation Change (A) if a material development or material change in circumstance occurs or arises after the date of this Agreement (such material development or material change in circumstances being referred to as an “Intervening Event”) and Clover’s board of directors determines in good faith, after consultation with Clover’s outside counsel, that in light of such Intervening Event an Adverse Recommendation Change is required in order for Clover’s board of directors to comply with its fiduciary obligations to Clover’s shareholders under applicable Law, or (B) if:

(i)
Clover’s board of directors determines in good faith, after consultation with the Clover Financial Advisor and outside counsel, that it has received an Acquisition Proposal (that did not result from a knowing and material breach of Section 7.3) that is a Superior Proposal;

(ii)
Clover’s board of directors determines in good faith, after consultation with Clover’s outside counsel, that a failure to make an Adverse Recommendation Change would be inconsistent with Clover’s board of directors’ fiduciary duties to Clover or its shareholders under applicable Law;

(iii)
Clover’s board of directors provides written notice (a “Notice of Recommendation Change”) to Buyer of its receipt of the Superior Proposal and its intent to announce an Adverse Recommendation Change on the third business day following delivery of such notice, which notice shall specify the material terms and conditions of the Superior Proposal (it being understood that any amendment to any material term of such Superior Proposal shall require a new Notice of Recommendation Change);

(iv)
after providing such Notice of Recommendation Change, Clover shall negotiate in good faith with Buyer (if requested by Buyer) and provide Buyer reasonable opportunity during the subsequent three business day period to make such adjustments in the terms and conditions of this Agreement as would enable Clover’s board of directors to proceed without an Adverse Recommendation Change (provided, however, that Buyer shall not be required to propose any such adjustments); and

(v)
Clover’s board of directors, following such three business day period, again determines in good faith, after consultation with the Clover Financial Advisor and outside counsel, that such Acquisition Proposal nonetheless continues to constitute a Superior Proposal and that failure to take such action would violate their fiduciary duties to Clover and its shareholders under applicable Law.

(c)          Buyer shall submit to its shareholders this Agreement and any other matters required to be approved by its shareholders in order to carry out the intentions of this Agreement, including the Merger and issuance of the Stock Consideration.  In furtherance of that obligation, Buyer shall take, in accordance with applicable Law and its articles of incorporation and bylaws, all action necessary to call, give notice of, convene, and hold Buyer’s Shareholders’ Meeting as soon as reasonably practicable following the effectiveness of the Registration Statement.  The Buyer’s board of directors shall recommend that its shareholders (i) approve this Agreement in accordance with the NCBCA and (ii) approve the issuance of the Merger Consideration in accordance with the rules and regulations of the Nasdaq Stock Market, and shall include such recommendations in the Joint Proxy Statement/Prospectus.  Buyer shall solicit and use its reasonable efforts to obtain the Requisite Buyer Shareholder Approval.  Notwithstanding the foregoing or anything to the contrary contained herein, if the board of directors of Buyer, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisor, determines in good faith that it would more likely than not result in a violation of its fiduciary duties under applicable law to recommend or continue to recommend that Buyer’s shareholders approve the Agreement and the issuance of the Stock Consideration in connection with the Merger, then the board of directors of Buyer may withdraw or modify or qualify in a manner adverse to Clover its recommendation to its shareholders that they approve the foregoing, and in submitting such proposals to its shareholders, the board of directors of Buyer may submit such proposals to its shareholders without recommendation or with such modified or qualified recommendation, in which event the board of directors of Buyer may communicate the basis for its lack of a recommendation or such modified or qualified recommendation to its shareholders in the Joint Proxy Statement/Prospectus or an appropriate amendment or supplement thereto; provided, that the board of directors of Buyer may not take any actions under this sentence unless (i) it gives Clover at least five (5) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action and (ii) at the end of such notice period, the board of directors of Buyer takes into account any amendment or modification to this Agreement proposed by Clover and after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisor, determines in good faith that it would nevertheless more likely than not result in a violation of its fiduciary duties under applicable Law to recommend or continue to recommend that Buyer’s shareholders approve this Agreement and the issuance of the Stock Consideration in the Merger.

(d)          Buyer, to the extent deemed prudent in its sole discretion (including, without limitation, to accommodate issuance of the Stock Consideration and/or to provide sufficient authorized shares of Buyer Common Stock to support future growth of the Surviving Corporation) may submit for approval by Buyer’s shareholders at the Buyer’s Shareholders’ Meeting a proposal to amend Buyer’s articles of incorporation to increase the number of authorized shares of Buyer Common Stock (the “Buyer Authorized Shares Proposal”).

7.2         Registration of Buyer Common Stock.

(a)          As promptly as reasonably practicable following the date hereof, Buyer and Clover shall prepare and file with the SEC the Registration Statement, which shall include the Joint Proxy Statement/Prospectus.  Clover will furnish to Buyer the information required to be included in the Registration Statement with respect to its business and affairs and shall have the right to review and consult with Buyer on the form of, and any characterizations of such information included in, the Registration Statement prior to its being filed with the SEC.  Buyer shall use its reasonable best efforts to have the Registration Statement declared effective by the SEC and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated hereby.  Each of Buyer and Clover will use their reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to the Clover shareholders and Buyer shareholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act.  Buyer will advise Clover, promptly after it receives notice thereof, of the time when the Registration Statement has become effective, the issuance of any stop order, the suspension of the qualification of Buyer Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Registration Statement.  If at any time prior to the Effective Time any information relating to Buyer or Clover, or any of their respective affiliates, officers or directors, should be discovered by Buyer or Clover which should be set forth in an amendment or supplement to any of the Registration Statement or the Joint Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party hereto and, to the extent required by Law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed by Buyer with the SEC and disseminated by the Parties to their respective shareholders.

(b)          Buyer shall also take any action required to be taken under any applicable state Securities Laws in connection with the Merger and each of Buyer and Clover shall furnish all information concerning it and the holders of Clover Common Stock as may be reasonably requested in connection with any such action.

(c)          Prior to the Effective Time, Buyer shall take such action as shall be necessary to permit the additional shares of Buyer Common Stock to be issued by Buyer in exchange for the shares of Clover Common Stock to be traded on the primary exchange on which Buyer Common Stock is listed.

7.3         Other Offers, etc.

(a)          From the date of this Agreement through the first to occur of the Effective Time or termination of this Agreement, Clover shall not, and shall use its reasonable best efforts to cause its Affiliates and Representatives not to, directly or indirectly (i) solicit or initiate, or knowingly encourage, induce or facilitate, the making, submission, or announcement of any proposal that constitutes an Acquisition Proposal, (ii) participate in any discussions (except to notify a third-party of the existence of restrictions provided in this Section 7.3) or negotiations regarding, or disclose or provide any nonpublic information with respect to, or knowingly facilitate any inquiries or the making of any proposal that constitutes an Acquisition Proposal, (iii) enter into any agreement (including any agreement in principle, letter of intent or understanding, merger agreement, stock purchase agreement, asset purchase agreement, or share exchange agreement, but excluding a confidentiality agreement of the type described below) relating to any Acquisition Transaction, or (iv) propose or agree to do any of the foregoing; provided, however, that prior to the Requisite Clover Shareholder Approval, this Section 7.3 shall not prohibit a Clover Entity from furnishing nonpublic information regarding any Clover Entity to, or entering into a confidentiality agreement or discussions or negotiations with, any Person or Group in response to a bona fide, unsolicited written Acquisition Proposal submitted by such Person or Group if: (A) the Acquisition Proposal did not result from a breach of this Section 7.3 by any Clover Entity or Representative or Affiliate thereof (other than any breach that is unintentional or immaterial and did not result or contribute to the submission of such Acquisition Proposal), (B) Clover’s board of directors shall have determined in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, (C) Clover’s board of directors concludes in good faith, after consultation with its outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law to Clover and its shareholders, (D) (1) Clover gives Buyer prompt (but in no event more than 24 hours) notice (which notice may be oral, and, if oral, shall be subsequently confirmed in writing) (x) of Clover’s receipt of any Acquisition Proposal (which notice shall include the identity of such Person or Group) and (y) of Clover’s furnishing nonpublic information to, or entering into discussions or negotiations with, such Person or Group, and (2) Clover receives from such Person or Group an executed confidentiality agreement containing terms no less favorable to Clover than the confidentiality terms of the mutual non-disclosure agreement entered into by Clover and Buyer dated as of May 31, 2018, and (E) contemporaneously with or promptly after furnishing any such nonpublic information to such Person or Group, Clover furnishes such nonpublic information to Buyer (to the extent such nonpublic information has not been previously furnished by Clover to Buyer).  In addition to the foregoing, Clover shall keep Buyer reasonably informed on a prompt basis of the status and material terms of any such Acquisition Proposal, including any material amendments or proposed amendments as to price and other material terms thereof.

(b)          In addition to the obligations of Clover set forth in this Section 7.3, as promptly as reasonably practicable, after any of the directors or executive officers of Clover become aware thereof, Clover shall advise Buyer of any request received by Clover for nonpublic information which Clover believes is related to a potential Acquisition Proposal, the material terms and conditions of such request or Acquisition Proposal, and the identity of the Person or Group making any such request or Acquisition Proposal.  Clover shall keep Buyer informed promptly of material amendments or modifications to any such request or Acquisition Proposal.

(c)          Except as specifically permitted under Section 7.3(a), Clover shall, and shall use its reasonable best efforts to cause its and its Subsidiaries’, directors, officers, employees, and Representatives to immediately cease any and all existing activities, discussions, or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal (other than to advise them of the existence of this Agreement) and will use and cause to be used all commercially reasonable best efforts to enforce any confidentiality or similar or related agreement relating to any Acquisition Proposal.

(d)          Nothing contained in this Agreement shall prevent a Party or its board of directors from (i) complying with Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal, provided, that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement; (ii) making any disclosures to Clover’s shareholders if Clover’s board of directors determines in good faith, after consultation with its outside counsel, that the failure to make such disclosures would be reasonably likely to be inconsistent with applicable Law; (iii) informing any Person of the existence of this provisions contained in this Section 7.3, or (iv) making any “stop, look, and listen” communication to Clover’s shareholders pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communication to Clover’s shareholders).

7.4         Consents of Regulatory Authorities.

The Parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation and applications, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all Consents of all Regulatory Authorities and other Persons which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger).  The Parties agree that they will consult with each other with respect to the obtaining of all Consents of all Regulatory Authorities and other Persons necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other apprised of the status of matters relating to consummation of the transactions contemplated herein.  Each Party also shall promptly advise the other upon receiving any communication from any Regulatory Authority or other Person whose Consent is required for consummation of the transactions contemplated by this Agreement which causes such Party to believe that there is a reasonable likelihood that any requisite Consent will not be obtained or that the receipt of any such Consent will be materially delayed.

7.5         Agreement as to Efforts to Consummate.

Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable best efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 8; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement.

7.6         Investigation and Confidentiality.

(a)          Prior to the Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and the consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of its business and properties (including that of its Subsidiaries) and of their respective financial and legal conditions as the other Party reasonably requests, including, but not limited to, conducting any environmental assessment with respect to any property; provided, that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations.  No investigation by a Party shall affect the ability of such Party to rely on the representations and warranties of the other Party.  Between the date hereof and the Effective Time, Clover shall permit Buyer’s senior officers and independent auditors to meet with the senior officers of Clover, including officers responsible for the Clover Financial Statements and the internal controls of Clover and Clover’s independent public accountants, to discuss such matters as Buyer may deem reasonably necessary or appropriate for Buyer to satisfy its obligations under Sections 302, 404, and 906 of the Sarbanes-Oxley Act

(b)          In addition to each Party’s obligations pursuant to Section 7.6(a), each Party shall, and shall cause its advisors and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries’ businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement.  If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

(c)          Clover shall use its commercially reasonable efforts to exercise, and shall not waive any of, its rights under confidentiality agreements entered into with Persons which were considering an Acquisition Proposal with respect to Clover to preserve the confidentiality of the information relating to Clover Entities provided to such Persons and their Affiliates and Representatives.

(d)          Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant, or agreement of the other Party or which has had or is reasonably likely to have a Clover Material Adverse Effect or a Buyer Material Adverse Effect, as applicable.

(e)          Each Buyer Entity shall, in accordance with Buyer’s comprehensive written data security program established and maintained pursuant to 15 U.S.C. § 6801 and regulations promulgated thereunder (“Buyer’s Security Program”), safeguard IIPI disclosed to that Buyer Entity pursuant to this Agreement or in connection with the transactions contemplated hereby.  In the event that any Buyer Entity allows a third party to access such IIPI, Buyer shall ensure that the third party safeguards that IIPI in accordance with a data security program substantially equivalent to the Buyer’s Security Program.

(f)          Buyer shall notify Clover promptly (but in no event more than twenty-four (24) hours) of any Data Incident.  All Buyer Entities shall promptly take all actions that are necessary and advisable to correct, mitigate, and prevent recurrence of the Data Incident.  All Buyer Entities shall cooperate fully with Clover and its designees in all reasonable efforts to investigate the Data Incident.

(g)          If this Agreement is terminated prior to the Effective Time, each Buyer Entity shall promptly return or dispose of, and certify the return or disposal, of all IIPI received by the Buyer Entity in connection with this Agreement.  Any disposal of such IIPI must be performed in a manner that ensures that the IIPI is rendered permanently unreadable and unrecoverable.

7.7         Press Releases.

Prior to the Effective Time, Clover and Buyer shall consult with each other and agree as to the form and substance of any press release, communication with shareholders of Clover or shareholders of Buyer, or other public disclosure materially related to this Agreement, or any other transaction contemplated hereby; provided, that nothing in this Section 7.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party’s disclosure obligations imposed by Law.

7.8         Charter Provisions.

Each Clover Entity shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the articles of incorporation, bylaws, or other governing instruments of any Clover Entity or restrict or impair the ability of Buyer or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any Clover Entity that may be directly or indirectly acquired or controlled by them.

7.9         Employee Benefits and Contracts.

(a)          All persons who are employees of Clover Entities immediately prior to the Effective Time and whose employment is not terminated, if any, at or prior to the Effective Time (a “Continuing Employee”) shall, at the Effective Time or the time of the Bank Merger, as applicable, become employees of Buyer or Buyer Bank, as applicable.  Buyer and Buyer Bank shall honor all Clover employment and change of control agreements existing as of the date of this Agreement that have been disclosed to Buyer, regardless of whether the employees with such agreements are Continuing Employees or receive new agreements with Buyer.  All of the Continuing Employees shall be employed at will, and no contractual right with respect to employment shall inure to such employees because of this Agreement, except as otherwise contemplated by this Agreement.

(b)          As of the Effective Time, and to the extent permitted by contribution and deduction limitations of ERISA and the Code with respect to Buyer Entities’ qualified plans, each Continuing Employee shall be employed on the same terms and conditions as similarly situated employees of Buyer Bank and eligible to participate in each of Buyer’s Employee Benefit Plans with full credit for prior service with Clover solely for purposes of eligibility and vesting.  Notwithstanding any provision in this Agreement to the contrary, Buyer and Buyer Bank will not be required to take any action that could adversely affect the continuing qualification of Buyer’s 401(k) Plan.

(c)          As of the Effective Time, Buyer shall make available employer-provided benefits under Buyer Benefit Plans to each Continuing Employee on the same basis as it provides such coverage to Buyer or Buyer Bank employees.  With respect to Buyer Benefit Plans providing health coverage, Buyer shall use commercially reasonable efforts to cause any pre-existing condition, eligibility waiting period, or other limitations or exclusions otherwise applicable under such plans to new employees not to apply to a Continuing Employee or their covered dependents who were covered under a similar Clover plan at the Effective Time of the Merger.  In addition, if any such transition occurs during the middle of a plan year, Buyer shall use commercially reasonable efforts to cause any such successor Buyer Employee Benefit Plan providing health coverage to give credit towards satisfaction of any annual deductible limitation and out-of-pocket maximum applied under such successor plan for any deductible, co-payment and other cost-sharing amounts previously paid by a Continuing Employee respecting his or her participation in the corresponding Clover Employee Benefit Plan during that plan year prior to the transition effective date.  Notwithstanding the foregoing, and in lieu of the same, Buyer may continue Clover’s health and other employee welfare benefit plans for each Continuing Employee as in effect immediately prior to the Effective Time.

(d)          Any Continuing Employees who are not parties to an employment, change in control, or other type of agreement that provides for severance or other compensation upon a change in control or upon a separation from service following a change in control, who remain employed by Buyer or any of its Subsidiaries as of the Effective Time, and whose employment is terminated by Buyer or any of its Subsidiaries within four (4) months of the Effective Time shall receive the following severance benefits: severance pay equal to two (2) weeks of base weekly pay for each year of service with Clover Bank, with a minimum of four (4) weeks of base weekly pay and a maximum of thirty (30) weeks of base weekly pay. Such severance pay will be made at regular payroll intervals. Such severance payments will be in lieu of any severance pay plans that may be in effect at Clover or Clover Bank prior to the Effective Time. If termination of any such Continuing Employee’s employment occurs after the 4-month anniversary of the Effective Time, then such employee shall be entitled to receive the severance pay under any severance pay plans that may be in effect at such time at Buyer Bank.

(e)          Upon not less than ten (10) days’ notice prior to the Closing Date from Buyer to Clover, Clover shall cause the termination, amendment, or other appropriate modification of each Clover Benefit Plan as specified by Buyer in such notice such that no Clover Entity shall sponsor or otherwise have any further Liability thereunder in connection with such applicable Clover Benefit Plans, effective as of the date which immediately proceeds the Closing Date.  Upon such action, participants in such applicable Clover Benefit Plans that are described in ERISA Section 3(2) shall be one hundred percent (100%) vested in their account balances.

(f)          No officer, employee, or other Person (other than the Parties to this Agreement) shall be deemed a third-party or other beneficiary of this Section 7.9, and no such Person shall have any right or other entitlement to enforce any provision of this Agreement or seek any remedy in connection with this Agreement, except as set forth in Section 7.12.  No provision of this Agreement constitutes or shall be deemed to constitute, an Employee Benefit Plan or other arrangement, an amendment of any Employee Benefit Plan or other arrangement, or any provision of any Employee Benefit Plan or other arrangement.

(g)          Clover shall take all appropriate action to terminate any Clover Benefit Plan which provides for a “cash or deferred arrangement” pursuant to Code Section 401(k) (each, a “401(k) Plan”) prior to the Closing Date; provided, however, that Buyer agrees that nothing in this Section 7.9 will require Clover to cause the final dissolution and liquidation of, or to amend (other than as may be required to maintain such plan’s compliance with the Code, ERISA, or other applicable Law), said plan prior to the Closing Date.

(h)          Unless otherwise directed by Buyer, Clover shall cause each of the employees identified in Section 7.9(h) of the Buyer Disclosure Memorandum to enter into settlement, waiver, and release agreements with Buyer and Buyer Bank, in a form mutually agreeable to Clover and Buyer, providing for the settlement and release of the Surviving Corporation’s and Surviving Bank’s obligations under the identified employees’ existing employment agreements and salary continuation agreements in exchange for the cash payments and other benefits provided under such agreements; provided, that, to the extent necessary, such cash payments shall be reduced so as to avoid the imposition of a 20% excise tax liability on employee pursuant to Section 4999 of the Code.

7.10       Conversion Bonus Plan.

(a)          To facilitate the successful integration of Clover into Buyer and the conversion of the systems of Clover to Buyer, Buyer shall establish a stay bonus/conversion bonus pool in the aggregate amount up to $30,000 (or such greater amount as Buyer shall determine) to be allocated and paid to non-director employees of Clover who continue in the employ of Buyer at the expiration of four (4) months after the Effective Time.  The specific amount to be allocated and paid to each such non-director employee who continues in the employ of Buyer shall be determined by Buyer prior to the Effective Time, after consultation with the Chief Executive Officer of Clover.

7.11       [Reserved].

7.12       Indemnification.

(a)          For a period of six (6) years after the Effective Time, Buyer shall, and shall cause the Surviving Corporation to, indemnify, defend, and hold harmless the present and former directors and executive officers of the Clover Entities (each, an “Indemnified Party”) against all Liabilities arising out of actions or omissions arising out of the Indemnified Party’s service or services as directors, officers, employees, or agents of Clover or, at Clover’s request, of another corporation, partnership, joint venture, trust, or other enterprise occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted under the NCBCA, Section 402 of the Sarbanes-Oxley Act, the Securities Laws, and FDIC Regulations Part 359, and by Clover’s articles of incorporation and bylaws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation and whether or not Buyer is insured against any such matter.

(b)          Prior to the Effective Time, Buyer shall purchase, or shall direct Clover to purchase, an extended reporting period endorsement under Clover’s existing directors’ and officers’ liability insurance coverage (“Clover D&O Policy”) for acts or omissions occurring prior to the Effective Time by such directors and officers currently covered by Clover’s D&O Policy.  The directors and officers of Clover shall take all reasonable actions required by the insurance carrier necessary to procure such endorsement.  Such endorsement shall provide such directors and officers with coverage following the Effective Time for six years.

(c)          Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 7.12, upon learning of any such Liability or Litigation, shall promptly notify Buyer and the Surviving Corporation thereof in writing.  In the event of any such Litigation (whether arising before or after the Effective Time), (i) Buyer or the Surviving Corporation shall have the right to assume the defense thereof, and, in such event, neither Buyer nor the Surviving Corporation shall be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Buyer or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between Buyer or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Buyer or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that Buyer and the Surviving Corporation shall be obligated pursuant to this paragraph (c) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction; (ii) the Indemnified Parties will cooperate in good faith in the defense of any such Litigation; and (iii) neither Buyer nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent and which does not provide for a complete and irrevocable release of all Buyer Entities and their respective directors, officers, and controlling persons, employees, agents, and Representatives; and provided, further, that neither Buyer nor the Surviving Corporation shall have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final and unappealable, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(d)          If Buyer or the Surviving Corporation or any successors or assigns thereof consolidates with or merges into any other Person and will not be the continuing or surviving Person of such consolidation or merger or transfer of all or substantially all of its assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of Buyer or the Surviving Corporation shall assume the obligations set forth in this Section 7.12.

(e)          The provisions of this Section 7.12 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party and their respective heirs and legal and personal representatives.

7.13       Support Agreements.

Upon execution of this Agreement, each of Clover and Clover Bank’s directors and executive officers shall execute and deliver a support agreement, dated as of the date hereof, in the form of Exhibit B attached hereto, pursuant to which he or she will vote his or her shares of Clover Common Stock in favor of this Agreement and the transactions contemplated hereby.

7.14       Tax Covenants of Buyer.

At and after the Effective Time, Buyer covenants and agrees that it:

(a)          will not take any action that could reasonably be expected to cause the Merger to fail to qualify as a reorganization under Section 368(a)(1)(A) of the Code;

(b)          will maintain all books and records and prepare and file all federal, state and local income Tax Returns and schedules thereto of Buyer, Clover, and all Affiliates thereof in a manner consistent with the Merger’s being qualified as a reorganization and nontaxable exchange under Section 368(a)(1)(A) of the Code (and comparable provisions of any applicable state or local Tax Laws);

(c)          will, either directly or through a member of Buyer’s “qualified group” within the meaning of Treasury Regulation Section 1.368-1(d)(4)(ii) (the “Qualified Group”), continue at least one significant historic business line of Clover, or use at least a significant portion of the historic business assets of Clover in a business, in each case within the meaning of Treasury Regulation Section 1.368-1(d);

(d)          in connection with the Merger, will not reacquire, and will not permit any Person that is a “related person” (as defined in Treasury Regulation Section 1.368-1(e)(4)) to Buyer to acquire, any of the Buyer Common Stock issued in connection with the Merger; and

(e)          will not sell or otherwise dispose of any of Clover’s Assets acquired in the Merger, and will not cause or permit Buyer Bank to sell or otherwise dispose of any of Clover Bank’s assets acquired in the Bank Merger, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code or described and permitted in Treasury Regulation Section 1.368-2(k).

ARTICLE 8
CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

8.1         Conditions to Obligations of Each Party.

The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 10.6:

(a)          Shareholder Approvals.  The shareholders of Clover shall have approved this Agreement by the Requisite Clover Shareholder Approval, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law and by the provisions of Clover’s articles of incorporation and bylaws.  Buyer shall have obtained the Requisite Buyer Shareholder Approval as and to the extent required by Law and the provisions of Buyer’s articles of incorporation and bylaws.

(b)          Regulatory Approvals.  All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired.  No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the board of directors of Buyer would so materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, Buyer would not, in its reasonable judgment, have entered into this Agreement.

(c)          Consents and Approvals.  Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 8.1(b)) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, would be reasonably likely to have, individually or in the aggregate, a Clover Material Adverse Effect or a Buyer Material Adverse Effect, as applicable.  No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the board of directors of Buyer would so materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, Buyer would not, in its reasonable judgment, have entered into this Agreement.

(d)          Registration Statement.  The Registration Statement shall have been declared effective by the SEC and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement.

(e)          Legal Proceedings.  No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts, or makes illegal consummation of the transactions contemplated by this Agreement.

(f)           Exchange Listing.  Buyer shall have filed with the Nasdaq Stock Market a notification form for the listing of all shares of Buyer Common Stock to be delivered as Merger Consideration, and the Nasdaq Stock Market shall not have objected to the listing of such shares of Buyer Common Stock.

8.2         Conditions to Obligations of Buyer.

The obligations of Buyer to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Buyer pursuant to Section 10.6(a):

(a)          Representations and Warranties.  For purposes of this Section 8.2(a), the accuracy of the representations and warranties of Clover set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided, that representations and warranties which are confined to a specified date shall speak only as of such date).  The representations and warranties set forth in Sections 4.1, 4.2(a), 4.2(b)(i), 4.3, and 4.24 shall be true and correct (except for inaccuracies which are de minimis in amount or effect).  There shall not exist inaccuracies in the representations and warranties of Clover set forth in this Agreement (including the representations and warranties set forth in Sections 4.1, 4.2(a), 4.2(b)(i), 4.3, and 4.24) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Clover Material Adverse Effect; provided, that for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or to the “Knowledge” of any Person shall be deemed not to include such qualifications.

(b)          Performance of Agreements and Covenants.  The agreements and covenants of Clover to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c)          Officers’ Certificate.  Clover shall have delivered to Buyer (i) a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as it relates to Clover and in Sections 8.2(a), 8.2(b) and 8.2(e), have been satisfied.

(d)          Secretary’s Certificate.  Clover and Clover Bank shall have delivered to Buyer a certificate of the secretary of Clover, dated as of the Closing Date, certifying as to (i) the incumbency of officers of Clover executing documents executed and delivered in connection herewith, (ii) a copy of the articles of incorporation of Clover as in effect from the date of this Agreement until the Closing Date, along with a certificate (dated not more than ten (10) calendar days prior to the Closing Date) of the Secretary of State of South Carolina as to the good standing of Clover; (iii) a copy of the bylaws of Clover as in effect from the date of this Agreement until the Closing Date, (iv) a copy of the resolutions of Clover’s board of directors authorizing and approving the applicable matters contemplated hereunder, (v) a certificate of the Federal Reserve (dated not more than ten (10) days prior to the Closing Date) certifying that Clover is a registered bank holding company, (vi) a copy of the articles of incorporation of Clover Bank as in effect from the date of this Agreement until the Closing Date, (vii) a copy of the bylaws of Clover Bank as in effect from the date of this Agreement until the Closing Date, (viii) a certificate of the South Carolina Commissioner of Banking (dated not more than ten (10) days prior to the Closing Date) as to the good standing of Bank, and (ix) a certificate of the FDIC (dated not more than ten (10) days prior to the Closing Date) certifying that Clover Bank is an insured depository institution.

(e)          No Material Adverse Effect.  There shall not have occurred any Clover Material Adverse Effect from December 31, 2017, to the Effective Time.

(f)          Clover Consents.  Clover shall have obtained and delivered to Buyer the Consents listed in Section 8.2(f) of the Clover Disclosure Memorandum, which Section 8.2(f) of the Clover Disclosure Memorandum includes all Consents listed in Section 4.2(b) of the Clover Disclosure Memorandum that, if not obtained, would result or be reasonably likely to result in any Clover Entity (or any legal successor), Buyer, the Surviving Corporation, Buyer Bank, the surviving bank in the Bank Merger, or any Buyer Entity having any Liability to any Person in excess of $25,000.

(g)          Federal Tax Opinion.  Buyer shall have received the opinion of Buyer’s legal counsel, dated as of the Closing Date, in form and substance customary in transactions of the type contemplated hereby, substantially to the effect that on the basis of the facts, representations, and assumptions set forth in such opinion, which are consistent with the state of facts existing at the Effective Time, (i) the Merger will be treated for federal income Tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and (ii) Buyer and Clover will each be a party to that reorganization within the meaning of Section 368(b) of the Code.  Such opinion may be based on, in addition to the review of such matters of fact and Law as the opinion given considers appropriate, representations contained in certificates of officers of Buyer and Clover.

(h)          Dissenter Shares.  As of the Closing Date, the holders of no more than 10% of the Clover Common Stock (including, for the avoidance of doubt, holders of Clover Preferred Stock whose shares convert to Clover Common Stock at the Effective Time) that is issued and outstanding shall have taken the actions required under the SCBCA to qualify their Clover Common Stock as Dissenter Shares.

8.3         Conditions to Obligations of Clover.

The obligations of Clover to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Clover pursuant to Section 10.6(b):

(a)          Representations and Warranties.  For purposes of this Section 8.3(a), the accuracy of the representations and warranties of Buyer set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date).  The representations and warranties set forth in Sections 5.1, 5.2(a), 5.2(b)(i), 5.3, and 5.18 shall be true and correct (except for inaccuracies which are de minimis in amount or effect).  There shall not exist inaccuracies in the representations and warranties of Buyer set forth in this Agreement (including the representations and warranties set forth in Sections 5.1, 5.2(a), 5.2(b)(i), 5.3, and 5.18) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Buyer Material Adverse Effect; provided, that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or to the “Knowledge” of any Person shall be deemed not to include such qualifications.

(b)          Performance of Agreements and Covenants.  The agreements and covenants of Buyer to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c)          Officers’ Certificate.  Buyer shall have delivered to Clover a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as it relates to Buyer and in Sections 8.3(a), 8.3(b), and 8.3(e) have been satisfied.

(d)          Secretary’s Certificate.  Buyer shall have delivered to Clover a certificate of the secretary of Buyer, dated as of the Closing Date, certifying as to (i) the incumbency of officers of Buyer executing documents executed and delivered in connection herewith, (ii) a copy of the articles of incorporation of Buyer in effect from the date of this Agreement until the Closing Date, along with a certificate of existence (dated not more than 10 days prior to the Closing Date) of the Secretary of State of North Carolina as to Buyer; (iii) a copy of the bylaws of Buyer as in effect from the date of this Agreement until the Closing Date, (iv) a copy of the resolutions of Buyer’s board of directors authorizing and approving the applicable matters contemplated hereunder, (v) a certificate of the Federal Reserve Bank (dated not more than 10 days prior to the Closing Date) certifying that Buyer is a registered bank holding company, (vi) a copy of the articles of incorporation of Buyer Bank as in effect from the date of this Agreement until the Closing Date, (vii) a copy of the bylaws of Buyer Bank as in effect from the date of this Agreement until the Closing Date, (viii) a certificate of the North Carolina Commissioner of Banks (dated not more than 10 days prior to the Closing Date) as to the good standing of Buyer Bank, and (ix) certificate of the FDIC (dated not more than 10 days prior to the Closing Date) certifying that Buyer Bank is an insured depository institution.

(e)          No Material Adverse Effect.  There shall not have occurred any Buyer Material Adverse Effect from the December 31, 2017, to the Effective Time.

(f)           Federal Tax Opinion.  Clover shall have received the opinion of Clover’s legal counsel, dated as of the Closing Date, in form and substance customary in transactions of the type contemplated hereby, substantially to the effect that on the basis of the facts, representations, and assumptions set forth in such opinion, which are consistent with the state of facts existing at the Effective Time, (i) the Merger will be treated for federal income Tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and (ii) Buyer and Clover will each be a party to that reorganization within the meaning of Section 368(b) of the Code.  Such opinion may be based on, in addition to the review of such matters of fact and Law as the opinion given considers appropriate, representations contained in certificates of officers of Buyer and Clover.

ARTICLE 9
TERMINATION

9.1         Termination.

Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of Clover and/or Buyer, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a)          by mutual written agreement of Buyer and Clover; or

(b)          by either Party (provided, that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach and which breach is reasonably likely, in the opinion of the non-breaching Party, to permit such Party to refuse to consummate the transactions contemplated by this Agreement pursuant to the standard set forth in Section 8.2(a) or (b), or 8.3(a) or (b), as applicable; or

(c)          by either Party in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, (ii) any Law or Order permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger shall have become final and non-appealable, (iii) the Requisite Clover Shareholder Approval is not obtained at Clover’s Shareholders’ Meeting where such matters were presented to such shareholders for approval and voted upon or (iv) the Requisite Buyer Shareholder Approval is not obtained at Buyer’s Shareholders’ Meeting where such matters were presented to such shareholders for approval and voted upon; or

(d)          by either Party in the event that the Merger shall not have been consummated by March 31, 2019, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 9.1(d); or

(e)          by Buyer (provided, that Buyer is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event that (i) the Clover board of directors shall have made an Adverse Recommendation Change; (ii) Clover’s board of directors shall have failed to reaffirm the Clover Recommendation within ten (10) business days after Buyer requests such at any time following the public announcement of an Acquisition Proposal, or (iii) Clover shall have failed to comply in all material respects with its obligations under Section 7.1 or 7.3; or

(f)           by Clover, prior to the Requisite Clover Shareholder Approval (and provided that Clover has complied in all material respects with Section 7.1 and Section 7.3), in order to enter into a Superior Proposal.

9.2         Effect of Termination.

In the event of the termination and abandonment of this Agreement by either Buyer or Clover pursuant to Section 9.1, this Agreement shall have no further effect, except that (i) the provisions of Sections 7.6(b) (Confidentiality), 9.2 (Effect of Termination), 9.3 (Termination Fee), and Article 10 (Miscellaneous) shall survive any such termination and abandonment, and (ii) no such termination shall relieve the breaching Party from Liability resulting from any willful and material breach by that Party of this Agreement.

9.3         Termination Fee.

(a)          If Clover terminates this Agreement pursuant to Section 9.1(f) of this Agreement or Buyer terminates this Agreement pursuant to Section 9.1(e), then Clover shall pay to Buyer an amount equal to nine-hundred thousand dollars ($900,000) (the “Termination Fee”) by wire transfer of immediately available funds within five (5) business days of such termination.  The Termination Fee shall be paid to Buyer in same day funds.  Clover hereby waives any right of set-off or counterclaim against such payment.

(b)          If (i) after the date of this Agreement, an Acquisition Proposal with respect to Clover shall have been communicated to or otherwise made known to the shareholders, senior management, or board of directors of Clover, or any Person shall have publicly announced an intention to make an Acquisition Proposal with respect to Clover, and such Acquisition Proposal shall not have been withdrawn, (ii)  thereafter this Agreement is terminated (A) by Clover or Buyer pursuant to Section 9.1(d) (if the Requisite Clover Shareholder Approval has not theretofore been obtained), (B) by Buyer pursuant to Section 9.1(b), or (C) by Clover or Buyer pursuant to Section 9.1(c)(iii), and (iii) within twelve (12) months of the date of such termination Clover consummates, or enters into a definitive agreement to consummate, an Acquisition Transaction, then Clover shall pay to Buyer the Termination Fee by wire transfer of immediately available funds on the earlier of the date such definitive agreement is entered into or such Acquisition Transaction is consummated, as applicable.

(c)          The Parties acknowledge that the agreements contained in this Article 9 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, they would not enter into this Agreement; accordingly, if Clover fails to pay promptly any fee payable by it pursuant to this Section 9.3, then Clover shall pay to Buyer its reasonable costs and expenses (including reasonable attorneys’ fees) in connection with collecting such Termination Fee, together with interest on the amount of the fee at the prime annual rate of interest (as published in The Wall Street Journal), plus two percent (2%), as the same is in effect from time to time from the date such payment was due under this Agreement until the date of payment.

9.4         Non-Survival of Representations and Covenants.

Except for Article 3 (Manner of Converting Shares), Sections 7.9 (Employee Benefits and Contracts), 7.10 (Conversion Bonus Plan), and 7.12 (Indemnification), this Article 9 (Termination) and Article 10 (Miscellaneous), the respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time.

ARTICLE 10
MISCELLANEOUS

10.1       Definitions.

(a)          Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“401(k) Plan” shall have the meaning as set forth in Section 7.9(g).

“Acquisition Proposal” means any proposal (whether communicated to Clover or publicly announced to Clover’s shareholders) by any Person (other than Buyer or any of its Affiliates) for an Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase from Clover by any Person or Group (other than Buyer or any of its Affiliates) of twenty-five percent (25%) or more in interest of the total outstanding voting securities of Clover, or any tender offer or exchange offer that if consummated would result in any Person or Group (other than Buyer or any of its Affiliates) beneficially owning twenty-five percent (25%) or more in interest of the total outstanding voting securities of Clover, or any merger, consolidation, business combination or similar transaction involving Clover pursuant to which the shareholders of Clover immediately preceding such transaction hold less than seventy-five percent (75%) of the equity interests in the surviving or resulting entity (which includes the Buyer corporation of any constituent corporation to any such transaction) of such transaction; (ii) any sale or lease (other than in the ordinary course of business), or exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of twenty-five percent (25%) or more of the consolidated Assets of Clover and its Subsidiaries, taken as a whole; or (iii) any liquidation or dissolution of Clover.

“Adverse Recommendation Change” shall have the meaning as set forth in Section 7.1(b).

“Affiliate” of a Person means: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any ten percent (10%) or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

“Agreement” shall have the meaning as set forth in the Preamble.

“Aggregate Cash Limit” shall have the meaning as set forth in Section 3.2(d).

“Aggregate Stock Limit” shall have the meaning as set forth in Section 3.2(d).

“Articles of Merger” shall have the meaning as set forth in Section 1.3.

“Assets” of a Person means all of the assets, properties, businesses and Rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Bank Merger” shall have the meaning as set forth in Section 1.5.

“Bank Merger Agreement” shall have the meaning as set forth in Section 1.5.

“BHCA” shall have the meaning as set forth in Section 4.1.

“Buyer” shall have the meaning as set forth in the Preamble.

“Buyer Authorized Shares Proposal” shall have the meaning as set forth in Section 7.1(d).

“Buyer Awards” shall have the meaning as set forth in Section 3.1(c).

“Buyer Bank” shall have the meaning as set forth in Section 1.5.

“Buyer Benefit Plan(s)” shall have the meaning as set forth in Section 5.11(a).

“Buyer Common Stock” means the common stock, par value $2.50 per share, of Buyer.

“Buyer Disclosure Memorandum” means the written information entitled “Buyer Disclosure Memorandum” delivered with this Agreement to Clover and attached hereto.

“Buyer Entities” means, collectively, Buyer and all Buyer Subsidiaries.  Each of Buyer and any Buyer Subsidiary is, individually, a “Buyer Entity.”

“Buyer ERISA Plan” shall have the meaning as set forth in Section 5.11(a).

“Buyer Exchange Act Reports” shall have the meaning as set forth in Section 5.5(a).

“Buyer Financial Advisor” means Raymond James & Associates, Inc.

“Buyer Financial Statements” means (i) the consolidated balance sheets of Buyer as of December 31, 2017 and 2016, and the related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for the three fiscal years ended December 31, 2017, 2016, and 2015 as filed by Buyer in Exchange Act Documents, and (ii) the consolidated balance sheets of Buyer (including related notes and schedules, if any) and related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) included in Exchange Act Documents, as amended, filed with respect to periods ended subsequent to December 31, 2017.

“Buyer Leased Real Properties” shall have the meaning as set forth in Section 5.9(f).

“Buyer Material Adverse Effect” means an event, change or occurrence which, individually or together with any other event, change or occurrence, has had or is reasonably expected to have a material adverse effect on (i) the financial position, property, business, assets or results of operations of Buyer and its Subsidiaries, taken as a whole, or (ii) the ability of Buyer to perform its material obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided, that “Buyer Material Adverse Effect” shall not be deemed to include the effects of (A) changes in banking and other Laws of general applicability or interpretations thereof by Governmental Authorities, (B) changes in SEC, GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (C) actions and omissions of Buyer (or any of its Subsidiaries) taken with the prior written Consent of Clover in contemplation of the transactions contemplated hereby, (D) changes in economic conditions affecting financial institutions generally, including changes in interest rates, credit availability and liquidity, and price levels or trading volumes in securities markets, except to the extent the Buyer is materially and adversely affected in a disproportionate manner as compared to other comparable participants in the banking industry, (E) changes resulting from the announcement or pendency of the transactions contemplated by this Agreement, or (F) the direct effects of compliance with this Agreement on the operating performance of Buyer. “Buyer Material Adverse Effect” shall not be deemed to include any failure to meet analyst projections, in and of itself, or, in and of itself, or the trading price of the Buyer Common Stock (it being understood that the facts or occurrences giving rise or contributing to any such effect, change or development which affects or otherwise relates to the failure to meet analyst financial forecasts or the trading price, as the case may be, may be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Buyer Material Adverse Effect).

“Buyer Pension Plan” shall have the meaning as set forth in Section 5.11(a).

“Buyer Realty” shall have the meaning as set forth in Section 5.9(e).

“Buyer Regulatory Agreement” shall have the meaning as set forth in Section 5.16.

“Buyer’s Shareholders’ Meeting” shall mean the special meeting of Buyer’s shareholders to be held pursuant to Section 7.1(c), including any adjournments thereof.

“Buyer Subsidiaries” means the Subsidiaries of Buyer, which shall include any corporation, bank, savings association, limited liability company, limited partnership, limited liability partnership or other organization acquired as a Subsidiary of Buyer in the future and held as a Subsidiary by Buyer at the Effective Time.

“Buyer’s Security Program” shall have the meaning as set forth in Section 7.6(e).

“Cash Consideration” shall have the meaning as set forth in Section 3.1(a).

“Cash Election” shall have the meaning as set forth in Section 3.2(b).

“Cash Election Number” shall have the meaning as set forth in Section 3.2(b).

“Cash Election Shares” shall have the meaning as set forth in Section 3.2(b).

“CERCLA” shall have the meaning as set forth under the definition of “Environmental Laws” in this Section 10.1(a).

“Certificates” shall have the meaning as set forth in Section 3.1(b).

“Change in Control Benefit” shall have the meaning set forth in Section 4.15(k).

“Closing” shall have the meaning as set forth in Section 1.2.

“Closing Date” means the date on which the Closing occurs.

“Clover” shall have the meaning as set forth in the Preamble.

“Clover Appointee” shall have the meaning set forth in Section 2.3(b).

“Clover Bank” shall have the meaning as set forth in Section 1.5.

“Clover Benefit Plan(s)” shall have the meaning as set forth in Section 4.15(a).

“Clover Common Stock” means the common stock, par value $0.01 per share, of Clover.  At the Effective Time, the Clover Common Stock shall be deemed to include the Clover Preferred Stock, which, pursuant to the terms of Clover’s articles of incorporation and this Agreement, will convert automatically into an equivalent number of shares of Clover Common Stock.

“Clover Contracts” shall have the meaning as set forth in Section 4.16(a).

“Clover D&O Policy” shall have the meaning as set forth in Section 7.12(b).

“Clover Disclosure Memorandum” means the written information entitled “Clover Disclosure Memorandum” delivered with this Agreement to Buyer and attached hereto.

“Clover Entities” means, collectively, Clover and all Clover Subsidiaries. Each of Clover and any Clover Subsidiary is, individually, a “Clover Entity.”

“Clover ERISA Plan” shall have the meaning as set forth in Section 4.15(a).

“Clover Financial Advisor” means FIG Partners, LLC.

“Clover Financial Statements” means (i) the consolidated balance sheets of Clover as of December 31, 2017 and 2016, and the related statements of income, comprehensive income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for each of the three fiscal years ended December 31, 2017, 2016, and 2015, and (ii) the consolidated balance sheets of Clover (including related notes and schedules, if any) and related statements of income, comprehensive income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) with respect to periods ended subsequent to December 31, 2017.

“Clover Material Adverse Effect” means an event, change or occurrence which, individually or together with any other event, change or occurrence, has had or is reasonably expected to have a material adverse effect on (i) the financial position, property, business, assets or results of operations of Clover and its Subsidiaries, taken as a whole, or (ii) the ability of Clover to perform its material obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided, that “Clover Material Adverse Effect” shall not be deemed to include the effects of (A) changes in banking and other Laws of general applicability or interpretations thereof by Governmental Authorities, (B) changes in SEC, GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (C) actions and omissions of Clover (or any of its Subsidiaries) taken with the prior written Consent of Buyer in contemplation of the transactions contemplated hereby, (D) changes in economic conditions affecting financial institutions generally, including changes in interest rates, credit availability and liquidity, and price levels or trading volumes in securities markets, except to the extent the Clover is materially and adversely affected in a disproportionate manner as compared to other comparable participants in the banking industry, (E) changes resulting from the announcement or pendency of the transactions contemplated by this Agreement, or (F) the direct effects of compliance with this Agreement on the operating performance of Clover. “Clover Material Adverse Effect” shall not be deemed to include any failure to meet analyst projections, in and of itself, or, in and of itself, or the trading price of the Clover Common Stock (it being understood that the facts or occurrences giving rise or contributing to any such effect, change or development which affects or otherwise relates to the failure to meet analyst financial forecasts or the trading price, as the case may be, may be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Clover Material Adverse Effect).

“Clover Pension Plan” shall have the meaning as set forth in Section 4.15(a).

“Clover Preferred Stock” shall have the meaning as set forth in Section 4.3(a).

“Clover Realty” shall have the meaning as set forth in Section 4.10(e).

“Clover Recommendation” shall have the meaning as set forth in the Recitals.

 “Clover Regulatory Agreement” shall have the meaning as set forth in Section 4.22.

 “Clover Subsidiaries” means the Subsidiaries of Clover.

“Clover’s Shareholders’ Meeting” means the special meeting of Clover’s shareholders to be held pursuant to Section 7.1(a), including any adjournment or adjournments thereof.

“Code” shall have the meaning as set forth in the Recitals.

“Consent” means any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

“Continuing Employee” shall have the meaning as set forth in Section 7.9(a).

“Contract” means any written agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, license, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party that is binding on any Person or its capital stock, Assets or business.

“Data Incident” means any actual or reasonably suspected unauthorized access to or acquisition, disclosure, use, or loss of IIPI disclosed to any Buyer Entity in connection with this Agreement (including hard copies) or breach or compromise of Buyer’s Security Program that presents a viable threat to any such IIPI or any Clover Entity’s systems.

“Default” means (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

“Dissenter Shares” shall have the meaning as set forth in Section 3.1(a).

“DOL” shall have the meaning as set forth in Section 4.15(b).

“Effective Time” shall have the meaning as set forth in Section 1.3.

“Election Deadline” shall have the meaning as set forth in Section 3.2(c).

“Election Form” shall have the meaning as set forth in Section 3.2(a).

“Employee Benefit Plan” means each pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, share purchase, severance pay, vacation, bonus, retention, change in control or other incentive plan, medical, vision, dental or other health plan, any life insurance plan, flexible spending account, cafeteria plan, vacation, holiday, disability or any other employee benefit plan or fringe benefit plan, including any “employee benefit plan,” as that term is defined in Section 3(3) of ERISA and any other plan, fund, policy, program, practice, custom understanding or arrangement providing compensation or other benefits, whether or not such Employee Benefit Plan is or is intended to be (i) covered or qualified under the Code, ERISA or any other applicable Law, (ii) written or oral, (iii) funded or unfunded, (iv) actual or contingent or (v) arrived at through collective bargaining or otherwise.

“Environmental Laws” shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata) and which are administered, interpreted or enforced by the United States Environmental Protection Agency or state or local Governmental Authorities with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including: (i) the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §§9601 et seq. (“CERCLA”); (ii) the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. §§6901 et seq. (“RCRA”); (iii) the Emergency Planning and Community Right to Know Act (42 U.S.C. §§11001 et seq.); (iv) the Clean Air Act (42 U.S.C. §§7401 et seq.); (v) the Clean Water Act (33 U.S.C. §§1251 et seq.); (vi) the Toxic Substances Control Act (15 U.S.C. §§2601 et seq.); (vii) any state, county, municipal or local statues, laws or ordinances similar or analogous to the federal statutes listed in parts (i)–(vi) of this subparagraph; (viii) any amendments to the statutes, laws or ordinances listed in parts (i)–(vi) of this subparagraph, regardless of whether in existence on the date hereof, (ix) any rules, regulations, guidelines, directives, orders or the like adopted pursuant to or implementing the statutes, laws, ordinances and amendments listed in parts (i)–(vii) of this subparagraph; and (x) any other Law, statute, ordinance, amendment, rule, regulation, guideline, directive, Order or the like in effect now or in the future relating to environmental, health or safety matters and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business, whether or not incorporated, which together with a Clover Entity would be treated as a single employer under Code Section 414(b), (c), (m), or (o).

“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder.

“Exchange Act Documents” means all forms, proxy statements, reports, schedules, and other documents, including all certifications and statements required by the Exchange Act or Section 906 of the Sarbanes-Oxley Act with respect to any report that is an Exchange Act Document, filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

“Exchange Agent” shall have the meaning as set forth in Section 3.2(a).

“Exchange Fund” shall have the meaning as set forth in Section 3.3(a).

“Exchange Ratio” shall have the meaning as set forth in Section 3.1(a).

“Extinguished Shares” shall have the meaning as set forth in Section 3.1(d).

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“Federal Reserve” shall mean the Board of Governors of the Federal Reserve System and the Federal Reserve Bank of Richmond.

“GAAP” shall mean generally accepted accounting principles in the United States, consistently applied during the periods involved.

“Governmental Authority” shall mean any federal, state, local, foreign, or other court, board, body, commission, agency, authority or instrumentality, arbitral authority, self-regulatory authority, mediator, tribunal, including Regulatory Authorities and Taxing Authorities.

“Gross-up Payment” shall have the meaning set forth in Section 4.15(k).

“Group” shall have the meaning as set forth in Section 13(d) of the Exchange Act.

“Hazardous Material” shall mean any chemical, substance, waste, material, pollutant, or contaminant defined as or deemed hazardous or toxic or otherwise regulated under any Environmental Law, including RCRA hazardous wastes, CERCLA hazardous substances, and HSRA regulated substances, pesticides and other agricultural chemicals, oil and petroleum products or byproducts and any constituents thereof, urea formaldehyde insulation, lead in paint or drinking water, mold, asbestos, and polychlorinated biphenyls (PCBs):  (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of Environmental Law), provided, notwithstanding the foregoing or any other provision in this Agreement to the contrary, the words “Hazardous Material” shall not mean or include any such Hazardous Material used, generated, manufactured, stored, disposed of or otherwise handled in normal quantities in the ordinary course of business in compliance with all applicable Environmental Laws, or such that may be naturally occurring in any ambient air, surface water, ground water, land surface or subsurface strata.

“Holder Representative” shall have the meaning as set forth in Section 3.2(b).

“IIPI” shall have the meaning as set forth in Section 4.13(b).

“Indemnified Party” shall have the meaning as set forth in Section 7.12(a).

“Intellectual Property” means copyrights, patents, trademarks, service marks, service names, trade names, domain names, together with all goodwill associated therewith, registrations and applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

“IRS” shall have the meaning as set forth in Section 4.15(b).

“Joint Proxy Statement/Prospectus” shall have the meaning as set forth in Section 4.2(c).

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known or should reasonably have been known after due inquiry of the records and employees of such Person by the chairman, president, chief financial officer, chief credit officer, or any senior or executive vice president of such Person without any further investigation.

“Law” means any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, statute, regulation or Order applicable to a Person or its Assets, Liabilities or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

“Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including reasonable attorneys’ fees, costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or any property interest, other than (i) Liens for current property Taxes not yet due and payable, and (ii) for any depository institution, pledges to secure public deposits and other Liens incurred in the ordinary course of the banking business.

“Litigation” means any action, arbitration, cause of action, lawsuit, claim, complaint, criminal prosecution, governmental or other examination or investigation, audit (other than regular audits of financial statements by outside auditors), compliance review, inspection, hearing, administrative or other proceeding relating to or affecting a Party, its business, its Assets or Liabilities (including Contracts related to Assets or Liabilities), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

“Material” or “material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided, that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

“Merger” shall have the meaning as set forth in the Recitals.

“Merger Consideration” shall have the meaning as set forth in Section 3.1(a).

“Mixed Election” shall have the meaning as set forth in Section 3.2(b).

“NCBCA” shall have the meaning as set forth in Section 1.1.

“Non-Election” shall have the meaning as set forth in Section 3.2(b).

“Non-Election Shares” shall have the meaning as set forth in Section 3.2(b).

“Notice of Recommendation Change” shall have the meaning as set forth in Section 7.1(b).

“Operating Properties” means all real property (including, without limitation, all buildings, fixtures, or other improvements located thereon) now, hereafter or heretofore owned, leased, operated, or used by Clover or any of the Clover Subsidiaries.

“Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, directive, ruling, or writ of any Governmental Authority.

“Participation Facilities” means any facility in which Clover or any of the Clover Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such property.

“Party” means Clover or Buyer, and “Parties” means both such Persons.

“PBGC” shall have the meaning as set forth in Section 4.15(b).

“Per Share Purchase Price” shall have the meaning as set forth in Section 3.1(a).

“Permit” means any federal, state, local, and foreign Governmental Authority approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business, the absence of which or a Default under would constitute a Buyer or Clover Material Adverse Effect, as the case may be.

“Person” means a natural person or any legal, commercial or Governmental Authority, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a representative capacity.

“Qualified Group” shall have the meaning as set forth in Section 7.14(c).

“RCRA” shall have the meaning as set forth under the definition of “Environmental Laws” in this Section 10.1(a).

“Registration Statement” shall have the meaning as set forth in Section 4.2(c).

“Regulatory Authorities” means, collectively, the SEC, the Nasdaq Stock Market, FINRA, the South Carolina State Board of Financial Institutions, the FDIC, the Department of Justice, and the Federal Reserve, the North Carolina Commissioner of Banks, and all other federal, state, county, local, other Governmental Authorities, and self-regulatory authorities having jurisdiction over a Party or its Subsidiaries.

“Representative” means any investment banker, financial advisor, attorney, accountant, consultant, or other representative or agent of a Person.

“Requisite Buyer Shareholder Approval” shall have the meaning as set forth in Section 5.2(a).

“Requisite Clover Shareholder Approval” shall have the meaning as set forth in Section 4.2(a).

“Rights” shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, warrants, or other binding obligations of any character whatsoever by which a Person is or may be bound to issue additional shares of its capital stock or other securities, securities or rights convertible into or exchangeable for, shares of the capital stock or other securities of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Rights.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder.

“SCBCA” shall have the meaning as set forth in Section 1.1.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, and the rules and regulations promulgated thereunder.

“Securities Laws” means the Securities Act, the Exchange Act, the Investment Company Act of 1940, the Investment Advisors Act of 1940, the Trust Indenture Act of 1939, and the rules and regulations of any Regulatory Authority promulgated thereunder.

“Stock Consideration” shall have the meaning as set forth in Section 3.1(a).

“Stock Election” shall have the meaning as set forth in Section 3.2(b).

“Stock Election Number” shall have the meaning as set forth in Section 3.2(b).

“Stock Election Shares” shall have the meaning as set forth in Section 3.2(b).

“Subsidiaries” means all those corporations, banks, associations, or other entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its Buyer (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

“Superior Proposal” means any Acquisition Proposal (on its most recently amended or modified terms, if amended or modified) (i) involving the acquisition of at least a majority of the outstanding equity interest in, or all or substantially all of the assets and liabilities of, Clover Entities and (ii) with respect to which the board of directors of Clover (A) determines in good faith that such Acquisition Proposal, if accepted, is reasonably likely to be consummated on a timely basis, taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal and the Person or Group making the Acquisition Proposal, and (B) determines in its good faith judgment (based on, among other things, the advice of the Clover Financial Advisor or such other advisor as Clover may use) to be more favorable to Clover’s shareholders than the Merger taking into account all relevant factors (including whether, in the good faith judgment of the board of directors of Clover, after obtaining the advice of the Clover Financial Advisor or such other advisor as Clover may use, the Person or Group making such Acquisition Proposal is reasonably able to finance the transaction and close it timely, and any proposed changes to this Agreement that may be proposed by Buyer in response to such Acquisition Proposal).

“Support Agreements” shall have the meaning as set forth in the Recitals.

“Surviving Corporation” means Buyer as the surviving corporation resulting from the Merger.

“Takeover Laws” shall have the meaning as set forth in Section 4.23.

“Tax” or “Taxes” means all federal, state, local, foreign, provincial, territorial or other taxes, charges, fees, levies, imposts, duties, assessments, or other similar assessments or liabilities and other charges of any kind, including income, gross receipts, excise, employment, sales, use, transfer, recording license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other taxes, fees, assessments or charges of any kind whatsoever, imposed or required to be withheld by any Governmental Authority (domestic or foreign), whether computed on a separate or consolidated, unitary or combined basis or in any other manner, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person, and including any interest, penalties, and additions imposed thereon or with respect thereto.

“Tax Return” means any report, return, information return, declaration, schedule, certificate, statement, or other similar document or information (including any related or supporting information) related to Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries, including any attachment or schedule thereto or amendment thereof.

“Taxing Authority” means the Internal Revenue Service and any other Governmental Authority responsible for the administration of any Tax.

“Termination Fee” shall have the meaning as set forth in Section 9.3(a).

“Treasury Regulations” means the temporary and final regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“WARN Act” shall have the meaning as set forth in Section 4.14(d).

(b)          Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation”, and such terms shall not be limited by enumeration or example.  The word “or” shall be interpreted to mean “and/or”.

10.2       Expenses.

Each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, and which in the case of Clover, shall be paid at Closing and prior to the Effective Time.

10.3       Brokers and Finders.

In the event of a claim by any broker or finder based upon such broker’s representing or being retained by or allegedly representing or being retained by Clover or by Buyer, each of Clover and Buyer, as the case may be, agrees to indemnify and hold the other Party harmless from any Liability in respect of any such claim.  Clover has provided a copy of Clover Financial Advisor’s engagement letter and expected fee for its services as Section 10.3 of the Clover Disclosure Memorandum and shall pay all amounts due thereunder on the Closing Date.

10.4       Entire Agreement.

Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral.  Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement (a) other than as provided in Sections 7.10 and 7.12, and (b) provided that Clover, on behalf of its shareholders, may pursue damages (including claims for damages based on loss of the economic benefits of the transactions contemplated hereby to Clover shareholders) in the event of Buyer’s breach of this Agreement, and provided that the rights referenced in this clause (b) may be exercised only by Clover (on behalf of its shareholders as their agent) through actions expressly approved by the Clover board of directors, and no shareholders of Clover, whether purporting to act in its capacity as a shareholder or purporting to assert any right (derivatively or otherwise) on behalf of Clover, shall have any right or ability to exercise or cause the exercise of any such right.

10.5       Amendments.

To the extent permitted by Law, and subject to Section 1.4, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after shareholder approval of this Agreement has been obtained; provided, that after any such approval by the holders of Clover Common Stock, there shall be made no amendment that reduces or modifies in any respect the consideration to be received by holders of Clover Common Stock.

10.6       Waivers.

(a)          Prior to or at the Effective Time, Buyer, acting through its chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Clover, to waive or extend the time for the compliance or fulfillment by Clover of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Buyer under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law.  No such waiver shall be effective unless in writing signed by a duly authorized officer of Buyer.

(b)          Prior to or at the Effective Time, Clover, acting through its chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Buyer, to waive or extend the time for the compliance or fulfillment by Buyer of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Clover under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law.  No such waiver shall be effective unless in writing signed by a duly authorized officer of Clover.

(c)          The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement.  No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

10.7       Assignment.

Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law, including by merger or consolidation, or otherwise) without the prior written Consent of the other Party.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

10.8       Notices.

All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, properly addressed electronic mail delivery (with confirmation of delivery receipt), by registered or certified mail (postage pre-paid), or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered or refused:

Buyer:	Carolina Trust BancShares, Inc.
901 East Main Street
Lincolnton, North Carolina 28092
Attention: Jerry L. Ocheltree
Email: jocheltree@carolinatrust.com

Copy to Counsel:	Wyrick Robbins Yates & Ponton LLP
4101 Lake Boone Trail, Suite 300
Raleigh, North Carolina 27607
Attention: Stuart M. Rigot, Esq.
Email: srigot@wyrick.com

Clover:	Clover Community Bankshares, Inc.
124 N. Main Street
Clover, South Carolina 29710
Attention: Gwen Thompson
Email: gthompson@clovercommunitybank.com

Copy to Counsel:	Nelson Mullins Riley & Scarborough LLP
Poinsett Plaza, 9th Floor
104 South Main Street
Greenville, South Carolina 29601
Attention: Benjamin A. Barnhill, Esq.
Email: ben.barnhill@nelsonmullins.com

10.9       Governing Law.

Regardless of any conflict of law or choice of law principles that might otherwise apply, the Parties agree that this Agreement shall be governed by and construed in all respects in accordance with the laws of the State of North Carolina.  The Parties agree that any suit, action or proceeding brought by either Party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in Charlotte, North Carolina.  Each of the Parties submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each Party irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

10.10     Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

10.11     Captions; Articles and Sections.

The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.  Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.  Disclosure of an item in one of the Clover Disclosure Memorandum or the Buyer Disclosure Memorandum, as applicable, shall be deemed to modify both (a) the representations and warranties contained in the section of this Agreement to which it corresponds in number and (b) any other representation and warranty of Clover or Buyer, as applicable, in this Agreement to the extent that it is reasonably apparent from a reading of such disclosure item that it would also qualify or apply to such other representation and warranty.

10.12     Interpretations.

(a)          Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise.  No Party to this Agreement shall be considered the draftsman.  The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties hereto.

(b)          No disclosure, representation, or warranty shall be required to be made (or any other action taken) pursuant to or in connection with this Agreement that would involve the disclosure of confidential supervisory information of a Governmental Authority by any Party hereto to the extent prohibited by applicable Law, and to the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of this sentence apply.

(c)          Any reference contained in this Agreement to specific statutory or regulatory provisions or to specific Governmental Authorities includes any successor statute or regulation, or Governmental Authority, as the case may be.  Unless otherwise specified, the references to “Section” and “Article” in this Agreement are to the Sections and Articles of this Agreement.

10.13     Enforcement of Agreement.

The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached.  It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

10.14     Severability.

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

[Signatures appear on next page]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

CAROLINA TRUST BANCSHARES, INC.

By:	/s/ Jerry L. Ocheltree
Name:	Jerry L. Ocheltree
Title:	President and Chief Executive Officer

CLOVER COMMUNITY BANKSHARES, INC.

By:	/s/ Gwen Thompson
Name:	Gwen Thompson
Title:	Chief Executive Officer

EXHIBIT A

FORM OF BANK MERGER AGREEMENT

[Attached]

EXHIBIT A

AGREEMENT AND PLAN OF REORGANIZATION AND BANK MERGER

THIS AGREEMENT AND PLAN OF REORGANIZATION AND BANK MERGER, dated as of June 14, 2018 (this “Agreement”), is made and entered into between Carolina Trust Bank, a North Carolina banking corporation (“Carolina Trust”), and Clover Community Bank, a South Carolina-chartered state bank (“Clover Bank”).

WITNESSETH:

WHEREAS, Carolina Trust BancShares, Inc. (“CART”), the holding company of Carolina Trust, and Clover Community Bankshares, Inc. (“Clover”), the holding company of Clover Bank, are parties to that certain Agreement and Plan of Merger and Reorganization, dated as of June 14, 2018 (such agreement, together with any amendments thereto, the “Parent Merger Agreement”), pursuant to which, subject to the terms and conditions of the Parent Merger Agreement, Clover shall merge with and into CART (the “Parent Merger”), whereby CART shall be the surviving corporation; and

WHEREAS, the respective boards of directors of Carolina Trust and Clover Bank, acting pursuant to resolutions duly adopted pursuant to the authority given by, and in accordance with, applicable law, have approved this Agreement and authorized the execution hereof; and

WHEREAS, following the consummation of the Parent Merger, and following receipt of all required regulatory approvals from state and federal bank regulatory agencies, the parties intend to effect a merger whereby Clover Bank will be merged with and into Carolina Trust, with Carolina Trust continuing as the surviving bank resulting from such merger, on the terms and subject to the conditions of this Agreement and in accordance with applicable provisions of North Carolina law (including Chapters 53, 53C and 55 of the North Carolina General Statutes (“NCGS”)), South Carolina law, and federal law.

NOW, THEREFORE, in consideration of the promises and of the mutual agreements herein contained, the parties hereto do hereby agree as follows:

ARTICLE I
THE MERGER

1.1         Merger; Surviving Bank

Subject to the terms and conditions of this Agreement, at the Effective Time (as hereinafter defined), Clover Bank shall be merged with and into Carolina Trust, pursuant to the provisions of, and with the effect provided in, applicable law (said transaction, the “Merger”), and the corporate existence of Clover Bank shall cease.  Carolina Trust shall continue its corporate existence under the laws of the State of North Carolina and shall be the banking corporation surviving the Merger (the “Surviving Bank”). The parties hereto intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement shall be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

1.2         Articles of Incorporation and Bylaws

From and after the Effective Time (as defined in Section 1.3 below), the articles of incorporation, together with all amendments thereto, of Carolina Trust in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Bank until thereafter amended in accordance with applicable law. From and after the Effective Time, the bylaws, together with all amendments thereto, of Carolina Trust as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Bank until thereafter amended in accordance with applicable law.

1.3         Effective Time of Merger

Subject to satisfaction or waiver of all conditions precedent set forth in this Agreement, the Merger shall become effective on the date and at the time (the “Effective Time”) on which Articles of Merger, executed in accordance with applicable law, shall have been accepted for filing by the North Carolina Department of the Secretary of State and the Secretary of the State of South Carolina (or such later time as may be specified in such Articles of Merger as the effective time of the Merger).

1.4         Effect of Merger

The Merger shall have the effects set forth in Sections 53C-7-205 and 55-11-06(a) of the NCGS and other provisions of applicable law.  Without limiting the generality of the foregoing, all assets as they exist at the Effective Time shall pass to and vest in the Surviving Bank without any conveyance or other transfer. The Surviving Bank shall be responsible for all of the liabilities of every kind and description of the merging institutions existing as of the Effective Time of the Merger.

1.5         Business of Surviving Bank

The business of the Surviving Bank after the Merger shall continue to be that of a North Carolina banking corporation.

1.6         Directors and Officers

Upon consummation of the Merger, the directors and officers of the Surviving Bank shall be the persons serving as directors and officers of Carolina Trust immediately prior to the Effective Time.  Directors of the Surviving Bank shall serve for such terms in accordance with the articles of incorporation and bylaws of the Surviving Bank.

ARTICLE II
TREATMENT OF SHARES

2.1         Treatment of Shares

At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof (a) each share of Clover Bank common stock issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be cancelled without any additional consideration issued therefor and (b) the shares of Carolina Trust common stock issued and outstanding immediately prior to the Effective Time shall remain outstanding, shall be unchanged after the Merger, and shall immediately after the Effective Time constitute all of the issued and outstanding capital stock of the Surviving Bank.

ARTICLE III
CONDITIONS PRECEDENT

3.1         Conditions

The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Shareholder Approval. The Agreement shall have been approved by the written consent of the sole shareholder of each of Carolina Trust and Clover Bank in lieu of a meeting of shareholders, provided that such action by written consent is authorized under the applicable articles of incorporation or bylaws or otherwise provided by law. Alternatively, the Agreement may be approved by the sole shareholder of each of Carolina Trust and Clover Bank in any other manner permitted by applicable law.

(b) Regulatory Approvals. The parties shall have received all consents, approvals and permissions and the satisfaction of all of the requirements prescribed by law, including, but not limited to, the consents, approvals and permissions of all regulatory authorities that are necessary to the carrying out of the Merger described in this Agreement.

(c) No Injunctions or Restraints. There shall not be in effect any temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger under applicable law.

(d) Parent Merger. The Parent Merger shall have been consummated in accordance with the terms and conditions of the Parent Merger Agreement.

ARTICLE IV
TERMINATION AND AMENDMENT

4.1         Termination

Notwithstanding the approval of this Agreement by the shareholders of Carolina Trust or Clover Bank, this Agreement shall terminate forthwith prior to the Effective Time in the event the Parent Merger Agreement is terminated as therein provided. This Agreement may also be terminated by mutual written consent of the parties hereto.

4.2         Amendment

This Agreement may not be amended, except by an instrument in writing signed on behalf of each of the parties hereto.

ARTICLE V
MISCELLANEOUS

5.1         Representations and Warranties

Each of the parties hereto represents and warrants that this Agreement has been duly authorized, executed, and delivered by such party and constitutes the legal, valid, and binding obligation of such party, enforceable against it in accordance with the terms hereof.

5.2         Further Assurances

If, at any time, the Surviving Bank shall consider or be advised that any further assignments, conveyances, or assurances are necessary or desirable to vest, perfect, or confirm in the Surviving Bank title to any property or rights of Clover Bank or otherwise carry out the provisions hereof, the proper officers and directors of Clover Bank, as of the Effective Time, and thereafter the officers and directors of the Surviving Bank acting on behalf of Clover Bank, shall execute and deliver any and all proper assignments, conveyances, and assurances, and do all things necessary or desirable to vest, perfect, or confirm title to such property or rights in the Surviving Bank and otherwise carry out the provisions hereof.

5.3         Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina without regard to any applicable conflicts of law, except to the extent federal law may be applicable.

5.4         Successors and Assigns

This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns.  Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party.

5.5         Counterparts

This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signatures on following page]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement and Plan of Reorganization and Bank Merger to be executed by its duly authorized officers, all as of the date first set forth above.

CAROLINA TRUST BANK

By:
Jerry L. Ocheltree
President and Chief Executive Officer

CLOVER COMMUNITY BANK

By:
Gwen M. Thompson
President and Chief Executive Officer

EXHIBIT B

FORM OF SUPPORT AGREEMENT

June __, 2018

Carolina Trust BancShares, Inc.
Attn:  Jerry L. Ocheltree, President and CEO
901 East Main Street
Lincolnton, NC 28092

Ladies and Gentlemen:

The undersigned is a director and/or executive officer of Clover Community Bankshares, Inc. (“Clover”) and the beneficial holder of shares of common stock and/or Series A preferred stock of Clover Community Bankshares, Inc. (the “Clover Capital Stock”).

Carolina Trust BancShares, Inc. (“Buyer”) and Clover are considering the execution of an Agreement and Plan of Merger and Reorganization (the “Agreement”) contemplating the acquisition of Clover through the merger of Clover with and into Buyer (the “Merger”).  The execution of the Agreement by Buyer is subject to the execution and delivery of this letter agreement.

In consideration of the substantial expenses that Buyer will incur in connection with the transactions contemplated by the Agreement and to induce Buyer to execute the Agreement and to proceed to incur such expenses, the undersigned agrees and undertakes, in his or her capacity as a shareholder of Clover, and not in his or her capacity as a director or officer of Clover, as follows:

1.            While this letter agreement is in effect, the undersigned shall not, directly or indirectly, except with the prior approval of Buyer, which approval shall not be unreasonably withheld, (a) sell or otherwise dispose of or encumber (other than in connection with an ordinary bank loan) prior to the record date of Clover’s Shareholders’ Meeting (as defined in the Agreement) any or all of his or her shares of Clover Capital Stock, or (b) deposit any shares of Clover Capital Stock into a voting trust or enter into a voting agreement or arrangement with respect to any shares of Clover Capital Stock or grant any proxy with respect thereto, other than for the purpose of voting to approve the Agreement and the Merger and matters related thereto.

2.            While this letter agreement is in effect the undersigned shall vote all of the shares of Clover Capital Stock for which the undersigned has sole voting authority, and shall use his or her reasonable efforts to cause to be voted all of the shares of Clover Capital Stock for which the undersigned has shared voting authority, in either case whether such shares are beneficially owned by the undersigned on the date of this letter agreement or are subsequently acquired: (a) for the approval of the Agreement and the Merger at the Clover Shareholders’ Meeting; and (b) against any Acquisition Proposal (as defined in the Agreement) (other than the Merger).

3.            The undersigned acknowledges and agrees that any remedy at law for breach of the foregoing provisions shall be inadequate and that, in addition to any other relief which may be available, Buyer shall be entitled to temporary and permanent injunctive relief without having to prove actual damages.

4.           The foregoing restrictions shall not apply to shares with respect to which the undersigned may have voting power as a fiduciary for others.  In addition, this letter agreement shall only apply to actions taken by the undersigned in his or her capacity as a shareholder of Clover and, if applicable, shall not in any way limit or affect actions the undersigned may take in his or her capacity as a director or officer of Clover.

5.           This letter agreement, and all rights and obligations of the parties hereunder, shall terminate upon the first to occur of (a) the Effective Time of the Merger, (b) an Adverse Recommendation Change (as defined in the Merger Agreement), or (c) the date upon which the Merger Agreement is terminated in accordance with its terms, in which event the provisions of this Agreement shall terminate.

6.            As of the date hereof, the undersigned has voting power (sole or shared) with respect to the number of shares of Clover Capital Stock set forth on the signature page below.

[Signatures appear on next page]

IN WITNESS WHEREOF, the undersigned has executed this Support Agreement as of the date first above written.

Very truly yours,

Print Name

Clover Common Stock:

Number of shares beneficially owned with
sole voting authority:

Number of shares beneficially owned with
shared voting authority:

Clover Series A Preferred Stock:

Number of shares beneficially owned with
sole voting authority:

Number of shares beneficially owned with
shared voting authority:

Accepted and agreed to as of
the date first above written:

CAROLINA TRUST BANCSHARES, INC.

By: Jerry L. Ocheltree
Its: President and Chief Executive Officer